UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ACCEL ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 21, 2025
Dear Accel Entertainment Stockholders:
You are cordially invited to attend the 2025 Annual Meeting of Stockholders of Accel Entertainment, Inc. (the “Annual Meeting”), which will be held on Friday, June 6, 2025, at 1:00pm, Central Time. We intend to hold our annual meeting virtually, and the meeting will be accessible on the following website: http://www.virtualshareholdermeeting.com/ACEL2025.
It is important that you retain a copy of the control number found on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials, as such number will be required for our stockholders to gain access to any meeting held solely by means of remote communication.
At the Annual Meeting, we will ask you to:
1.Approve an amendment to our Amended and Restated Certificate of Incorporation (our “COI”) to declassify our Board of Directors (our “Board” and, such proposal, “Proposal 1”);
2.(a) If Proposal 1 is approved, elect to our Board the following nominees for terms expiring at our 2026 Annual Meeting of Stockholders: Kathleen Philips and Kenneth B. Rotman (“Proposal 2a”);

(b) If Proposal 1 is not approved, elect to our Board the following nominees for terms expiring at our 2028 Annual Meeting of Stockholders: Kathleen Philips and Kenneth B. Rotman (“Proposal 2b”);
3.Approve an amendment to our COI to provide exculpation to our officers (“Proposal 3”);
4.Approve the amendment and restatement of our Amended and Restated Long Term Incentive Plan (the “Second A&R LTIP” and such proposal, “Proposal 4”);
5.Approve, on a non-binding advisory basis, the compensation of our named executive officers; (“Proposal 5”);
6.Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (“Proposal 6”); and
7.Approve one or more adjournments of the Annual Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are insufficient votes to adopt the foregoing proposals (“Proposal 7”),
We have elected to provide access to the proxy materials over the internet, other than to those stockholders who requested a paper copy, under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the internet, by telephone, or by mail, in accordance with the instructions included in the proxy materials.
On behalf of the board of directors, we would like to thank you for your continued interest and investment in Accel Entertainment, Inc.
Sincerely,
/s/ Andrew Rubenstein
Andrew Rubenstein
President and Chief Executive Officer

ACCEL ENTERTAINMENT, INC.
NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Friday, June 6, 2025, at 1:00pm, Central Time.

Place:	Virtual only: http://www.virtualshareholdermeeting.com/ACEL2025

Items of Business:	(1)	To approve an amendment to our Amended and Restated Certificate of Incorporation (our “COI”) to declassify our Board of Directors (our “Board” and such proposal, “Proposal 1”);

	(2)(a)	If Proposal 1 is approved, to elect to our Board the following nominees for terms expiring at our 2026 Annual Meeting of Stockholders: Kathleen Philips and Kenneth B. Rotman (“Proposal 2a”);

	(2)(b)	If Proposal is 1 not approved, to elect to our Board the following nominees for terms expiring at our 2028 Annual Meeting of Stockholders: Kathleen Philips and Kenneth B. Rotman (“Proposal 2b”);

	(3)	To approve an amendment to our COI to provide exculpation to our officers (“Proposal 3”);

	(4)	To approve the amendment and restatement of our Amended and Restated Long Term Incentive Plan (the “Second A&R LTIP” and such proposal, “Proposal 4”);

	(5)	To approve, on a non-binding advisory basis, the compensation of our named executive officers (“Proposal 5”);

	(6)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (“Proposal 6”); and

(7)
To approve one or more adjournments of our 2025 Annual Meeting of Stockholders (the “Annual Meeting”), if necessary or appropriate, to permit further solicitation of proxies if there are insufficient votes to adopt the foregoing proposals (“Proposal 7”).

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our Class A-1 common stock as of the close of business on April 14, 2025, will be entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Your vote is very important. All stockholders as of the record date are cordially invited to attend the Annual Meeting and vote. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote during the meeting even if you have previously returned a proxy.
By Order of the Board of Directors,
/s/ Derek Harmer
Derek Harmer
Chief Compliance Officer

This Notice of Annual Meeting and the accompanying proxy statement and form of proxy are being distributed and made available on or about April 21, 2025.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to be held on June 6, 2025.
The proxy statement and our 2024 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are available at www.proxyvote.com and at www.accelentertainment.com on the “Investor Relations” page.

TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	8
GENERAL INFORMATION	10
CORPORATE GOVERNANCE	15
Our Board	15
Board Structure	18
Board Leadership Structure	19
The Board’s Role in Risk Oversight	19
Hedging Policy	19
Board Participation	20
Director Independence	20
Code of Business Conduct and Ethics	20
Board Committees	20
Identifying and Evaluating Director Candidates	22
Board Diversity	23
Availability of Corporate Governance Information	23
Communications with our Board of Directors	24
PROPOSAL 1: ELECTION OF DIRECTORS	25
PROPOSAL 2(a) OR 2(b): ELECTION OF DIRECTORS	27
DIRECTOR COMPENSATION	28
EXECUTIVE OFFICERS	29
Compensation Committee Interlocks and Insider Participation	30
EXECUTIVE COMPENSATION	31
Compensation Discussion and Analysis	31
Compensation Committee Report	42
2024 Summary Compensation	43
2024 Grants of Plan-Based Awards	43
2024 Outstanding Equity Awards at Fiscal Year-End	45
2024 Option Exercises and Stock Vested	47
Employment Agreements	47
Potential Payments Upon Termination or Change-In-Control	49
Chief Executive Officer Pay Ratio	51
Pay Versus Performance	51
PROPOSAL 3: ADOPTION OF AN AMENDMENT TO OUR CURRENT CERTIFICATE OF INCORPORATION IN ORDER TO PERMIT THE EXCULPATION OF OFFICERS FROM PERSONAL LIABILITY FOR CERTAIN BREACHES OF THE DUTY OF CARE	57
PROPOSAL 4: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED LONG TERM INCENTIVE PLAN	59
PROPOSAL 5: ADVISORY VOTE ON EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	68
REPORT OF THE AUDIT COMMITTEE	69
PROPOSAL 6: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	70
PROPOSAL 7: ADJOURNMENT OF ANNUAL MEETING	71
EQUITY COMPENSATION PLAN INFORMATION	72
DELINQUENT SECTION 16(A) REPORTS	73
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	74
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	76

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.
2025 Annual Meeting of Stockholders (the “Annual Meeting”)

Date:	Friday, June 6, 2025
Time:	1:00pm, Central Time
Location:	Virtual only: http://www.virtualshareholdermeeting.com/ACEL2025
Record Date:	Monday, April 14, 2025
Voting:	Stockholders as of the record date are entitled to vote. Each share of Class A-1 common stock is entitled to one vote.
Proposals and Voting Recommendations

		Board Recommendation	Page
Proposal 1	Approval of an amendment to our Amended and Restated Certificate of Incorporation (our “COI”) to declassify our Board of Directors (our “Board”)	For	25
Proposal 2(a)	If Proposal 1 is approved, election to our Board of the following nominees for terms expiring at our 2026 Annual Meeting of Stockholders: Kathleen Philips and Kenneth B. Rotman	For	27
Proposal 2(b)	If Proposal 1 is not approved, election to our Board of the following nominees for terms expiring at our 2028 Annual Meeting of Stockholders: Kathleen Philips and Kenneth B. Rotman	For	27
Proposal 3	Approval of an amendment to our COI to provide exculpation to our officers	For	57
Proposal 4	Approval of the amendment and restatement of our Amended and Restated Long Term Incentive Plan (the “Second A&R LTIP”)	For	59
Proposal 5	Approval, on a non-binding advisory basis, of the compensation of our named executive officers	For	68
Proposal 6	Ratification of our independent registered public accounting firm	For	70
Proposal 7	Approval of one or more adjournments of the Annual Meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes to adopt the foregoing proposals.	For	71

Voting Methods
You can vote in one of four ways:
•Visit www.proxyvote.com to vote VIA THE INTERNET
•Call 1-800-690-6903 to vote BY TELEPHONE
•Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
•Attend the meeting to vote DURING THE MEETING
To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 11:59pm Eastern Time on June 5, 2025. Stockholders may revoke their proxies at the times and in the manners described on page 13 of this proxy statement.
If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote during the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

ACCEL ENTERTAINMENT, INC.
2025 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION

This proxy statement and the enclosed form of proxy are solicited on behalf of Accel Entertainment, Inc. (the “Company,” “Accel” or “we,” “us” and “our”), a Delaware corporation, by our Board of Directors (our “Board”) for use at the 2025 Annual Meeting of Stockholders (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held virtually on Friday, June 6, 2025, at 1:00pm, Central Time. The meeting will be accessible on the following website: http://www.virtualshareholdermeeting.com/ACEL2025. It is important that you retain a copy of the control number found on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials, as such number will be required for our stockholders to gain access to any meeting held solely by means of remote communication.
Internet Availability of Proxy Materials
In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2024 Annual Report to our stockholders (our “2024 Annual Report”). The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2024 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.
These proxy solicitation materials are being first released on or about April 21, 2025, to all stockholders entitled to vote at the meeting.
Record Date
Stockholders of record at the close of business on April 14, 2025, which we have set as the record date, are entitled to notice of and to vote at the meeting.
Number of Outstanding Shares
On the record date, there were 84,927,240 outstanding shares of our Class A-1 common stock, par value $0.0001 per share (“Class A-1 common stock”).
Requirements for a Quorum
The holders of a majority of the issued and outstanding shares of Class A-1 common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting under our bylaws and Delaware state law. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of Class A-1 common stock held on all matters to be voted on at the meeting.

Votes Required for Each Proposal
•Proposal No. 1: The proposal to amend our Amended and Restated Certificate of Incorporation (our “COI”) to declassify our Board (“Proposal 1”) requires the approval of a majority of the outstanding shares of Class A-1 common stock.
•Proposal No. 2(a): Directors shall be elected by a plurality of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Therefore, for the proposal to elect Kathleen Philips and Kenneth B. Rotman to a term expiring at our 2026 Annual Meeting of Stockholders if Proposal 1 does pass (“Proposal 2a”), the two nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.
•Proposal No. 2(b): As noted above, directors shall be elected by a plurality of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Therefore, for the proposal to elect, Kathleen Philips and Kenneth B. Rotman to a term expiring at our 2028 Annual Meeting of Stockholders if Proposal 1 does not pass (“Proposal 2b”), the two nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.
•Proposal No. 3: The proposal to amend our COI to provide exculpation to our officers (“Proposal 3”) requires the approval of a majority of the outstanding shares of Class A-1 common stock.
•Proposal No. 4: The proposal to approve the amendment and restatement of our Amended and Restated Long Term Incentive Plan (the “Second A&R LTIP” and such proposal, “Proposal 4”) shall be decided by the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.
•Proposal No. 5: The non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement (“Proposal 5”) shall be decided by the affirmative vote of a majority of votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.
•Proposal No. 6: The proposal to ratify KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (“Proposal 6”) shall be decided by the affirmative vote of a majority of votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.
•Proposal No. 7: The proposal to adjourn the Annual Meeting, if necessary, to permit further solicitation of proxies (“Proposal 7”) requires approval by a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.
The vote on each matter submitted to stockholders is tabulated separately. Broadridge Financial Solutions, or a representative thereof, will tabulate the votes.
Our Board’s Recommendation for Each Proposal
Our board of directors recommends that you vote your shares:
•“FOR” the amendment of our COI to declassify our Board in Proposal 1;
•“FOR” each of Kathleen Philips and Kenneth B. Rotman as directors in Proposal 2(a) if Proposal 1 passes;

•“FOR” each of Kathleen Philips and Kenneth B. Rotman as directors in Proposal 2(b) if Proposal 1 does not pass;
•“FOR” the amendment of our COI to provide exculpation to our officers in Proposal 3;
•“FOR” the Second A&R LTIP in Proposal 4;
•“FOR” the non-binding advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement in Proposal 5;
•“FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 in Proposal 6; and
•“FOR” the adjournment of the Annual Meeting, if necessary, to permit further solicitation in Proposal 7.
Voting Instructions
You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.proxyvote.com; call 1-800-690-6903 to vote by telephone; or sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed.
If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “for” the amendment of our COI to declassify our Board in Proposal 1, (2) “for” the election of each of Kathleen Philips and Kenneth B. Rotman as directors in Proposal 2(a) if Proposal 1 passes, (3) “for” each of Kathleen Philips and Kenneth B. Rotman as directors in Proposal 2(b) if Proposal 1 does not pass, (4) “for” the amendment of our COI to provide exculpation to our officers in Proposal 3, (5) “for” the Second A&R LTIP in Proposal 4, (6) “for” the non-binding advisory resolution approving the compensation of our named executive officers as set forth in this proxy statement in Proposal 5, (7) “for” the ratification of the appointment of KPMG LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 in Proposal 6, and (8) “for” the adjournment of the Annual Meeting, if necessary, to permit further solicitation in Proposal 7.
If you attend the Annual Meeting, you may vote during the meeting even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your vote during the meeting will supersede any vote previously cast.
Broker Non-Votes and Abstentions
If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”
Absent instructions from the beneficial owner of such shares, a broker, bank, other nominee is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the proposal to ratify KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2025 in Proposal 6 is considered a routine matter. Proposals 1, 2(a), 2(b), 3, 4, 5 and 7 are non-routine matters. We encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Each broker non-vote and abstention is counted for determining the presence of a quorum. Proposals 2(a) and 2(b) require a plurality of votes cast. Abstentions and broker non-votes have no effect on the determination of whether a director nominee has received the vote of a plurality of the shares of Class A-1 common stock present or represented by proxy and cast at the meeting. Further, abstentions will not be considered votes cast on any matter requiring the affirmative vote of a majority of the votes cast, which means that abstentions with respect to Proposals 4, 5, 6 and 7 will have no impact on the voting results for such proposals. However, abstentions with respect to Proposals 1 and 3, which require the affirmative vote of a majority of the shares of Class A-1 common stock outstanding, will have the same effect as a vote against such proposals. In addition, broker non-votes will have the same effect as a vote against Proposals 1 and 3, and will have no effect on Proposals 4, 5, 6 and 7.
Revoking Proxies
Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via internet, telephone or mail) bearing a later date, or by attending the meeting and voting during the meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically vote during the meeting.
Election Inspector
John Lee of the Company has been selected to serve as the election inspector.
Votes cast by proxy or in person at the meeting will be tabulated by such election inspector, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.
Voting Results
The final voting results from the Annual Meeting will be included in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.
Costs of Solicitation of Proxies
We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We do not expect to engage or pay any compensation to a third-party proxy solicitor.
Householding
We have adopted a procedure called “householding,” which is permitted by rules of the SEC. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials, and as applicable, any additional proxy materials that are delivered. A separate proxy card for each stockholder of record will be included in the printed materials. This procedure reduces our printing costs, mailing costs and fees. Upon written request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or, if applicable, the printed proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials or 2024 Annual Report or, if applicable, the printed proxy materials, please notify us by sending a written request to our Chief Legal Officer and Corporate Secretary at 140 Tower Drive, Burr Ridge, Illinois 60527. Street name stockholders may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Availability of our Filings with the SEC and Additional Information
Through our investor relations website, www.accelentertainment.com under the “Investor Relations” page, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 3, 2025. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Chief Legal Officer and Corporate Secretary at our executive offices set forth in this proxy statement.
This proxy statement and our 2024 Annual Report are also available at: http://www.proxyvote.com.
All of our SEC filings can also be accessed through the SEC’s website, http://www.sec.gov.
The Class A-1 common stock of the Company is listed on the New York Stock Exchange (the “NYSE”), and reports and other information on the Company can be reviewed at the office of the NYSE.
Information Deemed Not Filed
Our 2024 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
Other Information
As used in this proxy statement, unless the context otherwise requires:
•“Business Combination” refers to the business combination transaction pursuant to which, on November 20, 2019, Pace combined with Legacy Accel, re-domesticated as a Delaware corporation and changed its name to “Accel Entertainment, Inc.”;

•“Legacy Accel” refers to Accel Entertainment, Inc., an Illinois corporation;

•“Pace” refers TPG Pace Holdings Corp., a Cayman Islands exempted company, prior to the closing of the Business Combination; and

•“we,” “us,” “our,” “Accel,” and the “Company” refer to Legacy Accel prior to the closing of the Business Combination and to Accel Entertainment, Inc., a Delaware corporation, and, where appropriate, its subsidiaries following the closing of the Business Combination.

CORPORATE GOVERNANCE
Our Board
Our business and affairs are overseen by our Board, which currently consists of nine members. Following the Annual Meeting, our Board will consist of eight members.Set forth below is biographical information for each of our current directors.

Name	Age	Titles	Director Since
Andrew Rubenstein	56	Chief Executive Officer, President and Director	2010
Karl Peterson(1)(2)(4)	54	Chairman and Director	2017
Gordon Rubenstein	53	Vice Chairman and Director	2010
Eden Godsoe(1)(3)(5)	55	Director	2019
Cheryl Kondra	51	Director	2025
Kathleen Philips(1)(2)(3)(4)	58	Director	2017
Dee Robinson(2)	64	Director	2020
Kenneth B. Rotman	58	Director	2019
David W. Ruttenberg(2)(3)	83	Director	2010
(1) Member of the compensation committee
(2) Member of the nominating and corporate governance committee
(3) Member of the audit committee
(4)Mr. Peterson and Ms. Philips joined the board of Pace in 2017 and joined the board of Accel in connection with the Business Combination in 2019
(5)Ms. Godsoe is currently a Class 3 director and is not standing for re-election at the Annual Meeting.
Andrew Rubenstein has served as Accel’s Chief Executive Officer, Chairman (prior to the Business Combination) and a director since January 2010. In 2009, Mr. A. Rubenstein founded Accel and served as founding chairman of the board of directors of Legacy Accel (the “Legacy Accel Board”). Prior to serving as Accel’s founding chairman, Mr. A. Rubenstein was a co-owner and an executive of Seven, LLC and was an owner and operator of the largest liquor store chain in central Illinois by revenue, Super Liquors, Inc. Mr. A. Rubenstein is a graduate of Brandeis University where he earned a Bachelor of Arts degree, with honors, in Economics and Master of Arts degree in International Finance and Economics. We believe that Mr. A. Rubenstein’s prior experience as Accel’s founder and CEO makes him well qualified to serve as a member of our Board.
Karl Peterson has served as Accel’s Chairman since 2019. He currently serves as head of Peterson Capital Partners, a family office with numerous public and private investments. In 2022, he retired as a Senior Partner of TPG Global, LLC (“TPG”) and Managing Partner of TPG Pace Group, where he previously headed the firm’s effort to sponsor special purpose acquisition companies and other permanent capital solutions for companies. Mr. Peterson served as a director, President and Chief Executive Officer of Pace from February of 2017 through the consummation of the Business Combination. Previously, he served as a director, President and Chief Executive Officer of Pace Holdings Corp. from its inception in 2015 through its business combination with Playa Hotels & Resorts B.V. in March of 2017. From 2010 through 2016, Mr. Peterson was Managing Partner of TPG Europe LLP. Since rejoining TPG in 2004, Mr. Peterson has led investments for TPG in technology, media, financial services, and travel sectors. Prior to 2004, he was a co-founder and the President and Chief Executive Officer of Hotwire.com. He led the business from its inception through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman Sachs & Co. LLC. Since 2021, Mr. Peterson has served as a director of Vacasa, Inc., an international vacation rental management company. Since 2017, Mr. Peterson has also served as a director of Playa Hotels & Resorts B.V., an owner, operator and developer of resorts. Since 2007, Mr. Peterson has served as a director of Sabre Inc., a travel technology company, and as chairman of their board from 2020 to April 2022. From 2013 to 2017, Mr. Peterson served as a director on the board of Caesars Acquisition Company, a casino asset and entertainment company. Mr. Peterson has also served on the board of several TPG companies, including TPG Pace Beneficial Finance, as non-executive chair, from 2020 to the present, TPG Pace Solutions in 2021, TPG Pace Tech Opportunities Corp. from 2020 to 2021, and TPG Pace Beneficial II Corp., as non-executive chair, from 2021 to 2023. Mr. Peterson is a graduate of the University of Notre Dame, where he earned a Bachelor of Business Administration Degree with High Honors. Mr. Peterson is well-qualified to serve as a director of our Board because of his significant directorship experience, his broad experience in the technology, media, financial services and travel sectors and his previous role as a director of Pace Holdings Corp.
Gordon Rubenstein is Co-Founder and Vice-Chairman of Accel. Additionally, he is Managing Partner of Raine Ventures where he leads the Raine Group’s venture capital platform. Prior to joining Raine in 2013, Mr. G. Rubenstein founded and managed Pacific Partners, an operationally-focused venture capital partnership with backing from George Soros, Sam Zell, leading technology executives and entrepreneurs as well as partners from KKR, Silver Lake and Freeman Spogli. In addition, Mr. G. Rubenstein co-founded Astro Gaming (acquired by Skullcandy (Nasdaq: SKUL)), and Rave Digital Media (acquired by AMC Entertainment). Currently, Mr. G. Rubenstein serves on the boards of directors of Tastemade Inc., Happn and TVTime. Additionally, Mr. G. Rubenstein served on the board of directors of Cheddar until stepping down after its sale to Altice (ATUS). In addition, he is an observer to several other Raine Venture partner company boards. Mr. G. Rubenstein has an A.B. from the University of Michigan. He serves on the San Francisco Education Fund Leadership Counsel and lives in San Francisco with his wife and three children. We believe that Mr. G. Rubenstein’s experience as the Managing Partner of Raine Ventures and experience with high growth companies, as well as his experience as a co-founder of Accel make him well qualified to serve as a member of our Board.
Eden Godsoe has served as a director since 2019 and is currently a board member, advisor and investor to numerous technology and finance companies. Ms. Godsoe was most recently the Chief Revenue Officer and Chief Operating Officer at Towne. In this role, Ms. Godsoe managed sales, partnerships and all aspects of operations, including customer service and field operations. Prior to Towne, Ms. Godsoe served as Vice President of Operations at Zeus Living where she managed all aspects of operations and growth, including new markets, customer experience, field operations and supply chain. Prior to joining Zeus Living, Ms. Godsoe served as Vice President of Strategy and Market Effectiveness at Sunrun where she was responsible for setting the corporate strategy and operating plan as well as implementing growth and margin initiatives. Prior to Sunrun, Ms. Godsoe was the Founder and CEO of two startups—FaveRave, an employee engagement and workforce insights platform, and SkinnyScoop, a consumer polling and social curation platform. Earlier in her career, Ms. Godsoe was the Director of Sales, Marketing and Customer Service at Comcast and Director of Product Management and Marketing at Covad Communications. Ms. Godsoe began her career as an M&A financial analyst at Morgan Stanley. Ms. Godsoe holds an M.B.A. from Stanford Graduate School of Business and a B.A. in Economics and Philosophy from the University of Western Ontario. Ms. Godsoe also serves on the board of Rogers Bank, a wholly-owned subsidiary of Rogers Communications (TSE: RCLB) that offers innovative credit cards that deliver unparalleled rewards as well as on the advisory boards of two startups, KiKiMi and Mirador Living. She also serves on the board of The Salvation Army (San Francisco) and has previously served on the board of the Stanford Business School Fund. Ms. Godsoe will not stand for re-election as a director at the Annual Meeting, and will cease to serve on our Board, effective as June 6, 2025, or the date of the Annual Meeting.
Cheryl Kondra has served as a director since 2025. Since June 2020, Ms. Kondra has served as Vice President of Internal Audit at Tractor Supply Company (NASDAQ:TSCO), the largest rural lifestyle retailer in the United States. Prior to Tractor Supply Company, she had an extensive career in gaming, having served as the VP of Internal Audit for Genting Americas from 2019-2020. Prior to that she was VP of Internal Audit and Chief Compliance Officer at Pinnacle Entertainment from October 2014 to September 2018. Ms. Kondra was the Chief Audit Executive at Caesars Entertainment from October 2007 to August 2014 and held various other positions with Harrah’s and Caesars Entertainment since 1997 within the Internal Audit and Compliance functions. Ms. Kondra has a Master of Accountancy degree, an undergraduate degree in Accounting and is a Certified Internal Auditor. We believe that

Ms. Kondra’s public-company board service, gaming-industry experience and financial expertise make her well-qualified to serve as a member of our Board.
Kathleen Philips has served as a director since 2019. Ms. Philips served as a director of Nerdy, Inc. from 2020 to May 2024 and Apptio from 2017 to 2019. Ms. Philips has also served on the board of several TPG companies, including TPG Pace Beneficial Finance from 2020 to December 2022, TPG Pace Solutions in 2021, and TPG Pace Tech Opportunities Corp. from 2020 to 2021. Ms. Philips has been retired since August 2020. Prior to that time, she served as an advisor at Zillow Group, Inc. from January 2019 until August 2020. During her tenure with Zillow Group, Ms. Philips held many leadership positions, including chief legal officer from September 2014 until December 2018, secretary from July 2010 until December 2018, chief financial officer and treasurer from August 2015 until May 2018, chief operating officer from August 2013 to August 2015 and general counsel from July 2010 to September 2014. Prior to joining Zillow Group, Ms. Philips served as general counsel at FanSnap, Inc., a search engine for live event tickets, from June 2008 to June 2010, as general counsel at Pure Digital Technologies, Inc., the producer of Flip Video camcorders, from September 2007 to June 2008, and as general counsel at StubHub, Inc., an online live event ticket marketplace, from May 2005 to April 2006. Ms. Philips served as general counsel at Hotwire, Inc. from 2001 to 2004 and as its corporate counsel from 2000 to 2001. Ms. Philips was an attorney in private practice at Cooley Godward LLP from 1998 to 2000 and at Stoel Rives LLP from 1997 to 1998. Ms. Philips holds a B.A. in Political Science from the University of California, Berkeley, and a J.D. from the University of Chicago. Ms. Philips is well-qualified to serve as a director of our Board because of her senior management experience at a growth-oriented, publicly-traded company.
Dee M. Robinson has served as a director since 2020. She is a successful entrepreneur and business leader whose expertise spans food & beverage, retail, consumer products, advertising, and banking, she founded Robinson Hill, Inc. in 1995, a Chicago-based concessions management firm specializing in retail and restaurants primarily in airports, and later founded the GT Spirits Company. Prior to founding Robinson Hill, Ms. Robinson worked for Johnson & Johnson and subsequently with Leo Burnett. She gained experience in banking working for Ameritrust Bank and Northern Trust. Ms. Robinson served as a member of the Illinois Gaming Board from November 2015 until May 2019. Ms. Robinson holds an M.B.A. from Northwestern University, Kellogg School of Management; a B.A. from the University of Pennsylvania; and an honorary doctorate from Kentucky Wesleyan College. We believe that Ms. Robinson’s commercial success, public-company board service, and gaming experience make her well qualified to serve as a member of our Board.
Kenneth B. Rotman has served as a director since 2019 and is the Chief Executive Officer and Managing Director of Clairvest Group Inc., a publicly-traded Toronto-based private equity firm (Toronto Stock Exchange: CVG) with significant expertise and experience in the gaming industry. He has more than 25 years of experience as a private equity investor. Prior to joining Clairvest in October 1993, Mr. Rotman spent just under three years at E. M. Warburg, Pincus & Co. where Mr. Rotman principally focused on media, communications and manufacturing transactions in North America and the United Kingdom. In addition to serving on the board of directors of Clairvest, he has participated on the boards of numerous public and private companies, including: Also Energy, MAG Aerospace, NovaSource Power Services, Top Aces, Light Tower Rental, PEER 1 Network Enterprises, Hudson Valley Waste, Shepell•fgi, Sparkling Spring Water and Winters Brothers Waste Systems. Mr. Rotman has also served on the board of directors of numerous charitable organizations. He earned a B.A. from Tufts University in 1988, a M.Sc. from the London School of Economics in 1989 and a M.B.A. from New York University Stern School of Business in 1991. We believe that Mr. Rotman’s experience with Clairvest Group Inc., and extensive experience as a private equity investor make him well qualified to serve as a member of our Board.
David W. Ruttenberg has served as a director since 2010. Mr. Ruttenberg founded Belgravia Group Ltd., a real estate development company, in 1989 and served as its Chairman until 2014. In addition, Mr. Ruttenberg is the founder and President of Lakewest, Inc. (a real estate investment company), Partner of Lakewest Venture Partners (a venture investment company), Principal of Ruttenberg Reis LLC (a law firm) and President of The Ruttenberg Foundation (a private operating foundation). Mr. Ruttenberg received his Bachelor of Science degree in Economics from Cornell University, pursued post-graduate studies in economics at London University, School of Economics, and earned his Juris Doctor degree from Northwestern School of Law. We believe that Mr. Ruttenberg’s business expertise, financial acumen and business industry contacts make him well qualified to serve as a member of our Board.

Family Relationships

Gordon Rubenstein is the brother of our Chief Executive Officer, Andrew Rubenstein.

Board Structure
Our COI provides for a classified board of directors with staggered three-year terms, consisting of the three classes as follows:

Class	Director	Independent
Class 1 (term expires at 2026 annual meeting)	Karl Peterson	Yes
	Dee Robinson	Yes
	Andrew Rubenstein	No
Class 2 (term expires at 2027 annual meeting)	Gordon Rubenstein	No
	David W. Ruttenberg	Yes
	Cheryl Kondra	Yes
Class 3 (term expires at 2025 annual meeting)	Eden Godsoe(1)	Yes
	Kathleen Philips	Yes
	Kenneth B. Rotman	Yes
(1) Ms. Godsoe is not standing for re-election at the Annual Meeting.
The Board has determined that Messrs. Peterson, Rotman and Ruttenberg and Mses. Godsoe, Kondra, Philips and Robinson each qualify as an “independent director,” as defined in the corporate governance rules of the NYSE.
As further explained in Proposal 1, if Proposal 1 passes, the COI will be amended to provide for a gradual declassification of our Board and provide for the annual election of directors, beginning with our Class 3 directors standing for election at the Annual Meeting, with the other classes continuing for the remainder of their respective three-year terms. Therefore, if Proposal 1 passes, our Class 3 directors standing for election and consisting of Kathleen Philips and Kenneth B. Rotman will stand for election for a one-year term expiring at our 2026 annual meeting of stockholders; at our 2026 annual meeting of stockholders, our Class 1 and Class 3 directors will stand for election for a one-year term expiring at our 2027 annual meeting of stockholders; and, at our 2027 annual meeting of stockholders, our Class 1, 2 and 3 directors will all stand for election for a one-year term expiring at our 2028 annual meeting of stockholders.
If Proposal 1 does not pass, our COI’s provisions providing for a classified board of directors with staggered three-year terms will remain unchanged. Therefore, if Proposal 1 does not pass, only one class of directors will continue to be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.
The current division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company.

Board Leadership Structure
Our Corporate Governance Guidelines provide that our Board will be free to choose its chairperson in any way that it considers in the best interests of our Company at any giving point in time, and our Nominating and Corporate Governance Committee charter provides that the committee will periodically consider the leadership structure of our Board and make such recommendations to our Board with respect thereto as appropriate. Our Board currently believes that it should maintain flexibility in determining the Board leadership structure that is appropriate for the Company at a given time.
Currently, our leadership structure separates the roles of Chairman of the Board and Chief Executive Officer, with Mr. A. Rubenstein serving as our Chief Executive Officer and Mr. Peterson serving as our Chairman of the Board. Our Board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the Boards, and oversight of management. We believe this provides guidance for our Board, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees, and other stakeholders. As Chairman, Mr. Peterson, among other responsibilities, presides over regularly scheduled meetings of the Board, serves as a liaison between the directors, and performs such additional duties as our Board may otherwise determine and delegate. Our Board recognizes the time, effort, and energy that Mr. A. Rubenstein is required to devote to his position as our Chief Executive Officer in the current business environment, as well as the commitment required for a person to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. By having Mr. Peterson serve as Chairman of the Board, Mr. A. Rubenstein is better able to focus his attention on running our Company. Additionally, Mr. G. Rubenstein serves as the Vice Chairman of the Board. His responsibilities as Vice Chairman include acting as a resource to other members of the Board in respect of industry practices, competitive landscape, regulatory issues, business opportunities and other matters, and leading Board meetings in conjunction with the Chairman of the Board, Mr. Peterson, or acting in such capacity in his absence.
The Board’s Role in Risk Oversight
Although our management is primarily responsible for managing our risk exposure on a daily basis, our Board oversees the risk management processes. Our Board, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, our Audit Committee supports our Board in discharging its oversight duties and addresses risks inherent in its area, including with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures. Our Compensation Committee assists our Board in assessing and mitigating any risks that may be created by our compensation plans, practices and policies. Our Nominating and Corporate Governance Committee is charged with assisting our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with Board membership and corporate governance as well as legal compliance risk.
Insider Trading Policy
Our Board has adopted an insider trading policy and related procedures that govern the purchase, sale, and other disposition of our securities by our employees, including our officers, and directors. We believe our insider trading policy and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations. Our insider trading policy and procedures prohibit our employees, officers and directors from trading in our securities while in possession of material non-public information, among other things. Our insider trading policy also provides that we will not transact in any of our securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable NYSE exchange listing standards. The summaries of our insider trading policy and related procedures contained in this proxy statement do not purport to be complete and are qualified by reference to our insider trading policy, a copy of which can be found as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Hedging and Pledging Policy
Our insider trading policy prohibits Accel employees, officers and directors from engaging in hedging or monetization transactions involving Accel securities, including, among other things, zero-cost collars and forward sale contracts or the contribution of Accel securities to exchange funds that could be interpreted as having the effect of hedging in Accel securities. Additionally, our insider trading policy prohibits Accel employees, officers and directors from engaging in transactions involving options or other derivative securities on Accel’s securities, such as puts and calls, whether on an exchange or in any other market, engaging in short sales of Accel’s securities, including short sales “against the box,” and using or pledging Accel securities as collateral in a margin account or as collateral for a loan, subject to limited exceptions.
Board Participation
Our Board held four meetings in fiscal year 2024. During fiscal year 2024, all of our directors attended all of the meetings of our Board and of the committees on which he or she serves or served. All of our directors attended the 2024 Annual Meeting of Stockholders.
Director Independence
NYSE listing standards require that a majority of a company’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Messrs. Peterson, Rotman and Ruttenberg and Mses. Godsoe, Kondra, Philips and Robinson have been determined by the Board to be independent pursuant to the NYSE listing rules.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics applicable to all of our directors, officers and employees. Our code of business ethics and conduct is available on our website, at www.accelentertainment.com on the “Investor Relations” page. Any waiver for a director or an executive officer will be disclosed as required by applicable laws, rules and regulations.
Board Committees
Our Board has the authority to appoint committees to perform certain oversight and other functions as directed by the Board. Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the Board.
In February 2024, our Board undertook an internal review of the respective duties and responsibilities of its then-existing Compliance Committee of the Board (the “Prior Compliance Committee”) and its Gaming Compliance Committee, a sub-committee of the Prior Compliance Committee, and determined to reorganize its allocation of compliance management responsibilities by dissolving the Prior Compliance Committee, establishing the Gaming Compliance Committee as a committee of the Company reporting to, and overseen by our Nominating and Corporate Governance Committee, and renaming the Gaming Compliance Committee as the “Compliance Committee” (the “Compliance Committee”). We are required by the Nevada Gaming Authorities to maintain such a Compliance Committee and an associated Compliance Plan. Dennis K. Neilander and Deborah Fuetsch, both independent consultants to the Company with Nevada gaming regulatory expertise, and Ms. Robinson serve on the Compliance Committee.

Audit Committee
Our Audit Committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee is responsible for the following:
•selecting a firm to serve as the independent registered public accounting firm to audit the Company’s consolidated financial statements, evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;
•ensuring the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, the Company’s interim and year-end operating results;
•establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•considering the adequacy of the Company’s internal controls and internal audit function:
•reviewing proposed waivers of the global code of conduct for directors, executive officers, and employees (with waivers for directors or executive officers to be approved by our Board);
•reviewing material related party transactions or those that require disclosure;
•preparing the audit committee report required by the SEC to be included in our annual proxy statement; and
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Our Audit Committee has the authority to retain advisors as the Audit Committee deems appropriate. Our Audit Committee is comprised of Mr. Ruttenberg, the chair of the committee, and Mses. Godsoe and Philips. Following the Annual Meeting, our Audit Committee will be comprised of Ms. Kondra, who will be the chair of the committee, Ms. Philips and Mr. Ruttenberg. Mr. Ruttenberg and Mses. Godsoe, Kondra and Philips qualify as independent directors according to the rules and regulations of the SEC and the NYSE with respect to audit committee membership. Each of Ms. Kondra and Mr. Ruttenberg is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our Audit Committee has a written charter that sets forth our Audit Committee’s purpose and responsibilities.
Compensation Committee
Our Compensation Committee adopts, administers and reviews the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. Our Compensation Committee also oversees succession planning with respect to our management team. Pursuant to its written charter, the Compensation Committee may delegate its authority to subcommittees, may delegate to management the administration of the Company’s cash-based and equity-based compensation plans, and may delegate to the company’s Chief Executive Officer, including in connection with other officers, the authority to approve cash awards or make grants of certain equity awards. Our Compensation Committee is also responsible for the duties set forth in its written charter, including:
•reviewing and approving the compensation of the Company’s executive officers;

•evaluating the performance of the Company’s chief executive officer in light of the Company’s goals and objectives;
•reviewing and recommending to the Board the compensation of the Company’s directors;
•administering the Company’s cash and equity incentive plans;
•reviewing and approving, or making recommendations to the Board with respect to, incentive compensation and equity plans; and
•reviewing the Company’s overall compensation philosophy and policies.
Our Compensation Committee is comprised of Ms. Godsoe, the chair of the committee, Mr. Peterson and Ms. Philips. Following the Annual Meeting, our Compensation Committee will be comprised of Ms. Philips, who will be chair of the committee, Ms. Kondra and Mr. Peterson. Mr. Peterson and Mses. Godsoe, Kondra and Philips are independent directors according to the rules and regulations of the SEC and the NYSE with respect to compensation committee membership. Our Compensation Committee has a written charter that sets forth the Compensation Committee’s purpose and responsibilities.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. In addition, our nominating and corporate governance is responsible for:
•identifying and recommending candidates for membership on the Board;
•recommending directors to serve on board committees;
•reviewing and recommending the Company’s corporate governance guidelines and policies;
•reviewing senior management succession, including with respect to the chief executive officer;
•evaluating, and overseeing the process of evaluating, the performance of the Board and individual directors;
•assisting the Board on corporate governance matters; and
•reviewing the Company’s compliance with applicable laws, rules and regulations and overseeing the Compliance Committee of the Company.
Our Nominating and Corporate Governance Committee has the authority to retain advisors as the committee deems appropriate. Our Nominating and Corporate Governance Committee is comprised of Mr. Peterson, the chair of the committee, Mses. Philips and Robinson and Mr. Ruttenberg. Our Nominating and Corporate Governance Committee has a written charter that sets forth the committee’s purpose and responsibilities.
Identifying and Evaluating Director Candidates
Our Nominating and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board. Stockholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the attention of the Chief Legal Officer and Corporate Secretary at 140 Tower Drive, Burr Ridge, Illinois 60527, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.
With the goal of developing an experienced and highly qualified Board, our Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board the desired qualifications, expertise and characteristics of members of our Board, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our Board and specific qualities or skills that the committee believes are necessary for one or more of the members of our Board to possess. Such factors include independence, integrity, diversity, age, skills, financial and other expertise, breadth of experience, knowledge about the Company’s business or industry and willingness and ability to devote adequate time and effort to Board responsibilities in the context of the existing composition, other areas that are expected to contribute to the Board’s overall effectiveness and needs of the Board and its committees.
Board Composition and Diversity
While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our Board. To accomplish that objective, the Nominating and Corporate Governance Committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our Board. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The Nominating and Corporate Governance Committee evaluates its effectiveness in achieving diversity on our Board through its annual review of Board member composition. The table below summarizes the gender and ethnic diversity of our directors. Their diversity of experiences and expertise facilitates robust dialogue and thoughtful decision-making on our Board.
The Board believes that transparency into its composition supports effective governance and informed stockholder engagement. The table below summarizes the self-identified gender and racial/ethnic demographics of our directors. These attributes, alongside each director's experience and expertise, contribute to the Board's ability to provide diverse perspectives and independent oversight.

Total Number of Directors - 9
	Male	Female	Declined to Disclose
Directors	3	4	2
Number of Directors Who Identify in Any of the Categories Below:
White	3	3	—
Black	—	1	—
Availability of Corporate Governance Information
Our Board has adopted charters for our Audit, Compensation and Nominating and Corporate Governance Committees describing the authority and responsibilities delegated to the committee by our Board. Our Board has also adopted a code of ethics that applies to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. We post on our website, at www.accelentertainment.com on the “Investor Relations” page, the charters of our Audit, Compensation and Nominating and Corporate Governance Committees and the code of business conduct and ethics referenced above. A copy of the code of ethics has been provided to each member of our management team. We intend to disclose any amendments to our code, or any waivers of its requirements, on our website to the extent required by applicable SEC or NYSE rules. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Chief Legal Officer and Corporate Secretary at 140 Tower Drive, Burr Ridge, Illinois 60527.

Communications with our Board of Directors
Stockholders and other interested parties wishing to communicate with our Board or with an individual member of our Board may do so by writing to our Board or to the particular member of our Board, and mailing the correspondence to the attention of our Chief Legal Officer and Corporate Secretary at 140 Tower Drive, Burr Ridge, Illinois 60527. All such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the Chairman of our Board.

PROPOSAL 1: ADOPTION OF AN AMENDMENT TO THE CURRENT AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IN ORDER TO DECLASSIFY OUR BOARD OF DIRECTORS
Under our COI, our Board is divided into three classes, with members of each class holding office for staggered three-year terms. We are asking stockholders to adopt the amendment to our COI (the “Declassification Amendment”) in order to declassify our Board and provide for the annual election of directors, as well as to revise related provisions of the COI, as described below. Our Board has approved and adopted the proposed Declassification Amendment and declared it to be advisable and in the best interests of Accel and its stockholders, and recommends that the stockholders adopt the Declassification Amendment.
Article V of the COI currently provides that our Board shall be divided into three classes, designated Class 1, Class 2 and Class 3, each to consist as nearly as possible of one third of the total number of directors, with the term of office of one class expiring each year and directors in each class being elected to three-year terms. If the proposed Declassification Amendment is adopted by our stockholders, it would implement a gradual declassification of our Board and provide for the annual election of directors for one-year terms. If adopted by the stockholders, the Declassification Amendment would first apply to directors standing for election beginning with the Annual Meeting, and the declassification of our Board would then be phased in over a period of two years. The Declassification Amendment would not shorten the existing terms of the Class 1 and Class 2 directors. Accordingly, Class 1 and Class 2 directors who previously have been elected for three-year terms or portions thereof will be entitled to complete those terms, and thereafter they or their successors would be elected for one-year terms at each annual meeting of stockholders. Beginning with the 2027 annual meeting of stockholders, our Board would cease to be classified and the entire Board would stand for election annually for one-year terms.
In addition, Delaware law provides that directors serving on boards of directors that are not classified may be removed for or without cause, whereas currently our directors can be removed only for cause since our Board is classified. The proposed Declassification Amendment would permit stockholders to remove directors elected for one-year terms with or without cause. Directors in a class that is serving out the remainder of a three-year term would continue to be removable only for cause.
The description of the proposed Declassification Amendment set forth above is qualified in its entirety by reference to the text of the proposed Declassification Amendment, which is attached as Appendix A to this proxy statement. Additions to the COI are indicated by highlighting, and deletions to the COI are indicated by strike-outs.
In deciding to approve the Declassification Amendment and to recommend that the stockholders vote to adopt the Declassification Amendment, our Board considered the advantages and disadvantages of maintaining a classified board structure. A classified board of directors can benefit stockholders by: promoting continuity and stability of our Board; encouraging directors to take a long-term perspective; reducing our vulnerability to coercive takeover tactics and special interest groups that may not be acting in the best interests of all stockholders; and enhancing the independence of non-management directors by providing them with a longer term of office and insulating them against pressure from management or special interest groups. While our Board continues to believe that these are important benefits, our Board has also considered that a classified board structure may have the effect of reducing the accountability of directors to stockholders, and recognizes the benefit of providing stockholders an annual opportunity to express their satisfaction or dissatisfaction with the actions of our Board. In addition, our Board believes it is important for our Board to maintain stockholder confidence by demonstrating that it is responsive and accountable to stockholders and committed to strong corporate governance. Therefore, following consideration of the matter, and due to its belief that a declassified board structure provides more accountability to stockholders and promotes stronger corporate governance, our Board, on its own initiative, has adopted resolutions to approve the Declassification Amendment, to declare the Declassification Amendment advisable and in the best interests of Accel and its stockholders and to submit the Declassification Amendment to its stockholders for consideration.
Required Vote
The Declassification Amendment will require the affirmative vote of a majority in voting interest of the shares of Class A-1 common stock issued and outstanding as of the Record Date. If our stockholders adopt the

Declassification Amendment, our Board has authorized our officers to file a certificate of amendment that reflects the Declassification Amendment with the Delaware Secretary of State during the Annual Meeting immediately after the requisite vote for Proposal 1 is obtained, and such certificate of amendment would become effective upon such filing.
If this proposal is not approved, then the Declassification Amendment will not be adopted or become effective, and the current classified structure of our Board and the COI will remain in place. The approval of this proposal is not conditioned on the approval of any other proposal.
Recommendation of the Board
OUR BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF AN AMENDMENT TO OUR COI IN ORDER TO DECLASSIFY OUR BOARD.

PROPOSAL 2(a) OR 2(b): ELECTION OF DIRECTORS
At the Annual Meeting, depending on the outcome of the vote on Proposal 1, stockholders will either (i) vote to elect two directors to hold a one-year term of office from the date of their election until our 2026 annual meeting of stockholders and until their successors are duly elected and qualified or (ii) vote to elect two individuals as Class 3 directors to hold a three-year term of office from the date of their election until our 2028 annual meeting of stockholders and until their successors are duly elected and qualified.
If Proposal 1 is approved, stockholders will vote on Proposal 2(a) at the Annual Meeting. Pursuant to Proposal 2(a), two individuals are to be elected as directors to hold a one-year term of office from the date of their election until our 2026 annual meeting of stockholders and until their successors are duly elected and qualified.
If Proposal 1 is not approved, stockholders will vote on Proposal 2(b) at the Annual Meeting. Pursuant to Proposal 2(b), two individuals are to be elected as Class 3 directors to hold a three-year term of office from the date of their election until our 2028 annual meeting of stockholders and until their successors are duly elected and qualified.
Our Nominating and Corporate Governance Committee recommended, and our Board nominated:
•Kathleen Philips
•Kenneth B. Rotman
as nominees for election as either (i) directors to hold a one-year term of office until our 2026 annual meeting of stockholders if Proposal 1 passes or (ii) Class 3 members of our Board to hold a three-year term of office until our 2028 annual meeting of stockholders if Proposal 1 does not pass. Ms. Philips and Mr. Rotman are presently Class 3 directors of our Company. Each nominee has consented to serve either (i) a one-year term if Proposal 1 passes and if elected, concluding at our 2026 annual meeting of stockholders, or (ii) a three-year term if Proposal 1 does not pass and if elected, concluding at our 2028 annual meeting of stockholders. Biographical information about each of our directors, including Ms. Philips and Mr. Rotman, is contained in the section above. At the Annual Meeting, two directors will be elected to our Board.
Required Vote
The two nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these two nominees.
Recommendation of the Board
REGARDLESS OF WHETHER VOTING ON PROPOSAL 2(A) OR 2(B), OUR BOARD RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTOR COMPENSATION
Non-employee directors other than the Chairman and Vice Chairman receive an annual cash retainer of $65,000, paid annually, a restricted stock unit (“RSU”) grant with a value of $140,000 that vests annually and reimbursement of expenses relating to attendance at board and committee meetings. In recognition of the additional leadership responsibilities and substantial time requirements of the Chairman and Vice Chairman roles, Karl Peterson receives an annual RSU award with a value of $310,000 and Gordon Rubenstein receives an annual RSU award with a value of $300,000. Both receive no additional compensation beyond these equity grants.
Members of our Audit Committee receive an additional annual cash retainer of $12,500 and the chairperson of our Audit Committee received an additional cash retainer of $25,000. Members of our Compensation Committee received an additional annual cash retainer of $10,000. The chairperson of our Compensation Committee receives an additional cash retainer of $20,000. Members of our Nominating and Corporate Governance Committee receives an additional annual cash retainer of $7,500 and the chairperson of our Nominating and Corporate Governance Committee receives an additional cash retainer of $15,000. Prior to its dissolution in February 2024, members of the Prior Compliance Committee received an additional annual cash retainer of $5,000 and the chairperson of the Prior Compliance Committee received an additional annual cash retainer of $15,000. In addition, directors who serve on the Compliance Committee (previously the Gaming Compliance Committee) of the Company receive cash fees of $5,000 for each meeting of the Compliance Committee.
The Company’s non-employee directors may elect to defer receipt of payment of their annual cash retainer and chair and committee member fees, excluding cash fees in respect of Compliance Committee meetings, in the form of Company RSUs.
In addition, on February 27, 2020, our Board approved the entry by the Company into an advisor agreement with Gordon Rubenstein, pursuant to which Gordon Rubenstein will serve as a strategic advisor to the Company and consult with and advise the Company’s senior management regarding, among other things, industry trends and opportunities, recruitment of executive leadership and other strategic aspects of the Company’s business, based on his particular industry knowledge and insight. As compensation for the services to be provided by Gordon Rubenstein pursuant to his advisor agreement, our Board approved a grant to Gordon Rubenstein in 2020 of 90,000 stock options and 60,000 RSUs, which vested over a 5-year period ending January 1, 2025.
2024 Director Compensation Table
The following table sets forth a summary of the compensation paid to our non-employee directors pursuant to our compensation policies for the year ended December 31, 2024. Andrew Rubenstein is not paid any fees or other compensation for services as a member of our Board.

Name	Fees earned or paid in cash(1)	Stock awards(2)(3)	Total
Karl Peterson	$—	$305,942	$305,942
Gordon Rubenstein	—	296,076	296,076
Kathleen Philips	—	242,347	242,347
David W. Ruttenberg	—	245,091	245,091
Eden Godsoe	—	245,091	245,091
Kenneth B. Rotman	—	209,450	209,450
Dee Robinson	30,000	217,671	247,671
(1)Each of our non-employee directors entitled to receive cash fees in calendar year 2024 has elected to receive such fees in the form of RSUs, except that Ms. Robinson was paid in cash during 2024 for her service on the Compliance Committee (formerly the Gaming Compliance Committee) in respect of calendar year 2024. The grants of RSUs in lieu of cash fees were based on the closing stock price on the first trading day of calendar year 2024.
(2)Represents the full grant date fair value of the awards granted to the non-employee directors in 2024, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 — Stock Compensation. The full grant date fair value is the amount the Company will expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the non-employee directors. Each of our non-employee directors grants were based on the closing stock price on the date of grant. A discussion of the assumptions used in the valuation of the stock awards may be found in Note 18 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024.
(3)As of December 31, 2024, our non-employee directors held the following outstanding option awards and unvested RSU awards:

Name	Shares Underlying Option Awards	Unvested RSU Awards (4)
Karl Peterson	—	26,979
Gordon Rubenstein	90,000	66,109
Kathleen Philips	—	21,371
David W. Ruttenberg	—	21,613
Eden Godsoe	—	21,613
Kenneth B. Rotman	—	18,470
Dee Robinson	—	19,195
(4)RSU awards for the annual grants and in lieu of cash fees vest as of December 31, 2024.
EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of April 21, 2025.

Name	Age	Titles	Officer Since
Andrew Rubenstein	56	Chief Executive Officer and President	2010
Mathew Ellis	39	Chief Financial Officer	2022
Derek Harmer	57	Chief Compliance Officer	2012
Mark Phelan	56	President, U.S. Gaming	2019
Scott Levin	63	Chief Legal Officer and Corporate Secretary	2025
Andrew Rubenstein’s biography is set forth under the heading “Our Board” above.
Mathew Ellis has served as Accel’s Chief Financial Officer since 2022. Mr. Ellis was the Company’s Senior Vice President of Corporate Strategy since June 2019 and previously served as the Vice President of Operational Strategy from December 2015 to June 2017. From June 2017 to May 2019, Mr. Ellis was the Vice President of Financial Planning and Analysis at TSI - Transworld Systems, Inc., an accounts receivable management company. Prior to that, Mr. Ellis served as a manager at International Trading Group, Inc., a proprietary futures and commodities trading company, from January 2012 to December 2015 and an Audit Senior at Deloitte & Touche LLP from August 2009 to January 2012. Mr. Ellis earned a Bachelor of Arts in Economics and a Master of Accounting from the University of Michigan in 2008 and 2009, respectively.
Derek Harmer has served as Accel’s General Counsel, Chief Compliance Officer and Secretary from 2012 to March 2025 and currently serves as Chief Compliance Officer of the Company. Mr. Harmer has served as a member of the

Executive Committee of the Illinois Gaming Machine Operators Association since 2016. Prior to joining Accel in 2012, Mr. Harmer was the President of Stadium Technology Group, a software and systems company dedicated to creating race and sports book management systems for kiosk and mobile platforms. Prior to joining Stadium Technology Group, Mr. Harmer served as Senior Vice President of Progressive Gaming International Corporation where he oversaw a strategic business unit created to commercialize emerging gaming technologies. Prior to joining Progressive Gaming International Corporation, Mr. Harmer served in various management positions at WMS Gaming Inc. and as Deputy Attorney General in the state of Nevada, Gaming Division, where he was in house counsel to the Nevada Gaming Control Board and Nevada Gaming Commission. Mr. Harmer received his Bachelor of Arts degree in Criminal Justice from the University of Illinois-Chicago and his Juris Doctor degree from Drake University.
Mark Phelan has served as Accel’s President, U.S. Gaming since October 2023 and previously served as Chief Revenue Officer since 2017. Prior to joining Accel in 2017, Mr. Phelan has worked as a Director of Research and Portfolio Manager at SFG Asset Advisors, an investment office. Prior to this experience, Mr. Phelan was the Chief Executive Officer of M22 Capital LLC, a Registered Investment Advisor that managed capital for high net worth individuals, from 2011 to 2013. He also served as a Managing Director of Piper Jaffray & Co., an investment banking platform, from 2004 to 2011. Prior to Piper Jaffray, Mr. Phelan served as the Head of Asian Derivatives Trading at DRW Trading Group. Mr. Phelan received his Bachelor of Arts in English Language and Literature/Letters from the University of Chicago, a Masters of Arts in International Relations and Affairs from the University of Chicago and a Master of Business Administration from the University of Chicago Booth School of Business.
Scott Levin has served as Accel’s Chief Legal Officer and Corporate Secretary since March 2025. Prior to joining Accel in March 2025, Mr. Levin served as the managing director of Portco Advisors LLC from January 2024 to March 2025, where he served as outside general counsel and executive advisor to various startups and portfolio companies of family office, private equity and venture capital firms. Prior to Portco Advisors LLC, he worked at Atlas Power Group LLC, a premier datacenter operator, where he served as Advisor from December 2022 to January 2024 and as Chief Legal Officer, Chief People Officer and Secretary from November 2021 to December 2022. Prior to this experience, Mr. Levin held several executive positions, including Chief Executive Officer, Chief Adminstrative Officer, General Counsel and Secretary, with FTD Companies, Inc., a global provider of technology products and services for the gifting and floral industry, from September 2013 to September 2021. Mr. Levin has also held General Counsel positions at Coskata, Inc., Morton's Restaurant Group, Inc., Torex Retail Americas, and OurHouse, Inc. Mr Levin received his Bachelor of Arts in Philosophy and Political Science from Boston College and his Juris Doctor from The George Washington University.
Each of our executive officers serves at the discretion of our Board and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee is comprised of Eden Godsoe, Karl Peterson and Kathleen Philips. Other than Mr. Peterson, who served as President and Chief Executive Officer of Pace prior to the consummation of the Business Combination, none of the foregoing individuals has ever served as an officer or employee of the Company. For information required to be disclosed under Item 404(a) of Regulation S-K, if any, for Mr. Peterson and Mses. Godsoe or Philips, please see the section entitled “Certain Relationships and Related Party Transactions”.
None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any other entity at which any of our executive officers have served on the board, or the Compensation Committee, of the Company.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
Our business consists of the installation, maintenance and operation of gaming terminals, redemption devices that disburse winnings and contain automated teller machine functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores. We currently operate in Illinois, Montana, Nevada, Nebraska, Georgia, Iowa, Pennsylvania and Louisiana.
The information contained in this Compensation Discussion and Analysis (“CD&A”) and the executive compensation disclosures below is provided for the individuals who were our named executive officers for the year ended December 31, 2024, whom we refer to collectively as the “NEOs”:
•Andrew Rubenstein, Chief Executive Officer;
•Mathew Ellis, Chief Financial Officer;
•Derek Harmer, Chief Compliance Officer and former General Counsel; and
•Mark Phelan, President, U.S. Gaming

Executive Summary
2024 Business Highlights
We are a leading distributed gaming operator in the United States and a preferred partner for local business owners in the markets they serve. We offer turnkey, full-service gaming solutions to bars, restaurants, convenience stores, truck stops, and fraternal and veteran establishments across the country. Our focus is providing unmatched customer support, guidance, and compliance expertise so our location partners can grow their businesses with incremental revenue. During 2024, we achieved a number of notable successes, including:
•Setting a new record with total revenue of $1.2 billion and Adjusted EBITDA of $189.1 million, year-over-year increases of 5.2% and 4.2%, respectively;
•Owning and operating 26,346 gaming terminals across 4,117 locations in Illinois, Montana, Nevada, Nebraska and Louisiana, year-over-year increases of 5.0% and 3.9%, respectively; and
•Acquiring Toucan Gaming, a distributed gaming operator in the State of Louisiana, and FanDuel Sportsbook & Horse Racing in Collinsville, Illinois, which closed on November 1, 2024 and December 2, 2024, respectively.
Additionally, we returned $143.6 million of capital to our stockholders through December 31, 2024 under our previously announced $200 million share repurchase program which began on November 22, 2021.
For additional discussion of our results, including a reconciliation of Adjusted EBITDA to net income, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 3, 2025.

Compensation Philosophy and Objectives
The primary objectives of our executive compensation program are:
•be competitive with compensation paid by companies in the same market in which we compete for executive talent;
•align executive compensation with our corporate strategies, business objectives and the interests of our stockholders by rewarding successful execution of our business plan and key corporate objectives; and
•provide the majority of total compensation in the form of variable compensation, comprised of annual cash incentive awards and long-term equity incentive awards, with compensation dependent upon corporate performance results and the creation of long-term stockholder value.
We seek to achieve these objectives by providing compensation that is competitive with the practices of companies in our peer group and market for executive talent in our geography, with individual pay decisions approved in the context of both company and individual performance. In addition to our peer group, we compete with much larger casino, gaming and entertainment companies for world class talent.
In addition, the Compensation Committee seeks to ensure that we maintain sound governance and compensation policies and practices. In designing and overseeing our executive compensation program, we strive to employ best practices and regularly assess our policies and practices.

✓ What we do	⊗ What we do not do
•Pay-for-performance culture: We emphasize by using a performance-based annual incentive plan and a performance-based long-term incentive plan paid in shares of Accel stock.	•Guaranteed compensation: We do not provide guaranteed incentive compensation to our executive officers.
•Peer companies: We annually review peer companies to assist with compensation decisions for our executives.	•Perquisites: We do not provide significant perquisites or personal benefits to our executives.
•Independent compensation consultant: Our Compensation Committee directly engages an independent compensation consultant, Aon, to provide analysis for all aspects of our executive compensation decisions and guidance on other executive compensation matters independent of management.
•Retirement benefits: We do not offer enhanced retirement benefits to our executive officers. Our 401(k) plan is open to all U.S. salaried employees.
•Stock ownership guidelines: We maintain stock ownership guidelines for our Chief Executive Officer, our other executive officers and the non-employee members of our Board.	•Change in control: We do not provide ‘single trigger’ equity acceleration nor excise tax reimbursement (‘gross ups’) with respect to payments or benefits upon a change in control of the Company.
•Clawback policy: We have implemented a clawback policy whereby our executive officers are subject to a compensation recovery “clawback” policy that provides for the recovery of incentive-based compensation under certain circumstances in the event we restate our financial statements.

•Hedging or pledging activity: We do not permit our NEOs, the members of our Board or other employees to enter into hedging or similar transactions designed to decrease risks associated with holding our equity securities.

•Maximum payout limits: We set maximum individual payout limits in our annual STI and LTI plans.

Setting Executive Compensation
Role of the Compensation Committee
The Compensation Committee operates under a written charter adopted by our Board. All decisions regarding compensation of our NEOs are made by the Compensation Committee. The Compensation Committee provides regular updates to our Board regarding its decisions. The Compensation Committee is responsible for reviewing periodically our compensation plans, philosophy and programs, and overseeing the evaluation and compensation of our NEOs. Historically, and during 2024, our Chief Executive Officer provided recommendations to the Compensation Committee regarding the compensation of our NEOs (other than for himself), which the Compensation Committee took under advisement in establishing and approving compensation of our NEOs. The Compensation Committee also administers our incentive compensation plans.
In the first quarter of each year, the Compensation Committee reviews the performance of each of our NEOs during the previous year. At this time, the Compensation Committee also reviews our actual corporate performance for the prior year and makes the final annual incentive payment determinations based on such performance and the Compensation Committee’s evaluation of each NEO’s individual performance for the prior year. In connection with this annual review, the Compensation Committee also reviews and adjusts, as appropriate, base salaries and annual target bonus levels for the NEOs and reviews and grants long-term equity incentive awards to the NEOs, in each case based on the Compensation Committee’s performance evaluations, competitive market data provided by its independent compensation consultant, and other factors considered appropriate by the Compensation Committee, including internal pay equity. During the year, the Compensation Committee may also evaluate and make compensation adjustments or grants of additional discretionary bonuses and/or long-term incentive awards to our NEOs and certain other eligible employees, as and to the extent deemed appropriate by the Compensation Committee. The Compensation Committee is supported by management and its independent compensation consultant, as further described below.
Role of Management
The Compensation Committee relies on input and recommendations of our Chief Executive Officer when evaluating factors relative to the compensation of the NEOs. Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of these individuals and his perspective on the applicable factors described above in developing his recommendations for their compensation, including salary adjustments, cash bonuses and equity incentives. The Compensation Committee discusses our Chief Executive Officer’s recommendations, with input from our independent consultant, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer.
Our Chief Executive Officer’s compensation is determined solely by the Compensation Committee, which approves any adjustments to his base salary, cash bonus or equity incentives from year to year. The Compensation Committee reviews the Chief Executive Officer’s performance for the year and competitive market data from our independent consultant, and makes determinations regarding his compensation independently and without him present. As required by the NYSE listing standards and good corporate governance, the Chief Executive Officer does not participate in deliberations concerning, or vote on, his compensation arrangements.
In addition to recommendations put forth by our Chief Executive Officer, other members of our executive team are involved in the compensation process by assembling data to present to the Compensation Committee. Other members of our executive management team also may attend portions of the Compensation Committee meetings from time to time.
Role of the Independent Compensation Consultant
For 2024, the Compensation Committee engaged Aon’s Executive and Board Advisory Practice, a division of Aon plc (“Aon”), an independent compensation consultant, to provide independent executive compensation advisory services. Aon did not provide any other services to us in 2024 beyond its engagement as an advisor to the Compensation Committee on executive and director compensation matters.
Aon’s specific compensation consultation roles include, but are not limited to, the following:
•advising the Compensation Committee on director and executive compensation trends and regulatory developments;
•developing a peer group of companies for determining competitive compensation rates;
•providing a total compensation study for executives against executives at peer companies;
•providing advice to the Compensation Committee on corporate governance best practices, as well as any other areas of concern or risk;
•serving as a resource to the committee chair for meeting agendas and supporting materials in advance of each meeting;
•reviewing and commenting on proxy statement disclosure items, including preparation of the compensation discussion and analysis; and
•advising the Compensation Committee on management’s pay recommendations.
After review and consultation with Aon and management, the Compensation Committee determined that Aon was independent and that there was no conflict of interest resulting from retaining Aon during the year ended December 31, 2024. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and NYSE listing standards.
Peer Companies and Competitive Market Data
Annually, the Compensation Committee reviews total compensation market data provided by Aon. The Compensation Committee reviews and approves the peer group used for comparisons prior to commencement of the pay study. Consistent with prior years, the following peer group development criteria were used to develop competitive market values to assist with fiscal year 2024 pay decisions:
•Industry: Companies that are similar to Accel in the casino, gaming, and entertainment industries.
•Company size: Companies that are approximately 0.4x to 3x Accel’s annual revenues, with a secondary focus on market capitalization.
•Peers: Companies using Accel in their compensation peer group.
•Peers of peers: Companies used in the peer groups of potential peer companies.
•Competitors: Companies that compete with Accel for business and management talent.
•Management and Board recommendations.
The peer group approved by the Compensation Committee for the Fall of 2023 compensation study used to assist with 2024 pay decisions consists of the following 14 companies in the casino, gaming and entertainment industries.

Company
Bally’s Corporation	Light & Wonder, Inc.
Boyd Gaming Corporation	Monarch Casino & Resort, Inc.
Century Casinos, Inc.	Penn Entertainment, Inc.
Churchill Downs Incorporated	PlayAGS, Inc.
Everi Holdings, Inc.	Red Rock Resorts, Inc.
Golden Entertainment, Inc.	Rush Street Interactive, Inc.
International Game Technology PLC	Sphere Entertainment Co.
Peer group compensation disclosure will be supplemented with survey market data for selected roles, where broader U.S. market comparisons are relevant. We believe the review of both peer group and survey data will provide an appropriate comprehensive market overview for determining compensation adjustments.
The Compensation Committee uses competitive compensation data from the annual total compensation study of peer companies and surveys to inform decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. The Compensation Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader United States market. Instead, the Compensation Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.
Key Elements of Executive Compensation Program
Base Salary
Base salaries are designed to recognize the competency, experience and performance an executive brings to the position. For fiscal year 2024, compensation decisions were based on a combination of competition peer company and broader U.S. market data provided by our independent consultant, internal equity and alignment, and individual performance. The Compensation Committee reviews base salaries for our executive officers annually.

Name	2023 Base Salary	2024 Base Salary	% Change
Andrew Rubenstein (1)	$925,000	$948,125	2.50%
Mathew Ellis (1)	385,000	394,625	2.50%
Derek Harmer (1)	450,000	461,250	2.50%
Mark Phelan (1)	475,000	482,125	1.50%
(1)Increases represent market adjustments following the Compensation Committee’s review of competitive market data from Aon’s 2023 pay study.
During 2024, base salary adjustments and determinations were recommended by the Compensation Committee based on the assessment of each executive officer as described above under “—Setting Executive Compensation” and reviewed, modified as appropriate, and approved by the Compensation Committee based on a review of external market data provided by Aon and internal alignment objectives.
Short Term Incentive Program
The Company’s short-term incentive program (“STI”) is designed to motivate and reward our NEOs for achieving annual performance objectives by tying the majority of the STI award to attainment of a pre-established financial goal defined as Adjusted EBITDA (“AEBITDA”), a non-GAAP financial measure. For a discussion of AEBITDA and a reconciliation of AEBITDA to net income for fiscal year 2024, refer to pages 39-40 of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for

the year ended December 31, 2024 filed with the SEC on March 3, 2025. AEBITDA is a primary determinate of our success and this program structure supports our “pay-for-performance” culture. The Compensation Committee and Chief Executive Officer consider various factors in determining the form and structure of the cash bonus arrangement that is most appropriate for attracting, retaining, rewarding, and motivating the individual executive officer.
Financial Component (80%). 80% of the target STI payout is determined formulaically based on achievement of an annual target for the Company’s AEBITDA (as defined in in the Company’s annual and quarterly reports filed with the SEC) (the “Financial Component”). Each year, the Compensation Committee will set an AEBITDA target that the Compensation Committee believes is rigorous yet achievable if the Company successfully executes against its operating plan. Potential STI payouts for the Financial Component will range from 50% to 200% of target for performance ranging from 85% to 115% of the AEBITDA target, with payouts interpolated between the performance points. Performance below 85% will result in no payout for the Financial Component.
Individual Component (20%). Each year, the Compensation Committee will establish individual performance goals for our executives. These goals will be 20% of each executive’s STI target opportunity. These goals will be based on a comprehensive assessment of the Company’s long-term strategic plan. At the completion of the year, the Compensation Committee will assess each executive’s performance against the pre-determined individual performance goals and approve individual payouts accordingly. Similar to our Financial Component, the range of payout opportunity will be 50% to 200% of target based on the Compensation Committee’s performance assessment. Consistent with our Financial Component, performance below threshold will result in no payout.
AEBITDA was selected as the strongest financial indicator of our success. The Board has the authority to adjust the financial metric to reflect, among other things, mergers, acquisitions, divestitures, transaction and integration costs, and other non-routine extraordinary items that do not contribute to a meaningful evaluation of the Company’s performance. The maximum payout on this component is 200% of target.
2024 Target STI Opportunities: The table below summarizes the annual target incentive for each NEO for 2024. Payout opportunities are capped at 200% of target. No changes were made for 2024.

Name	2023 Target (% of Salary)	2024 Target (% of Salary)
Andrew Rubenstein	100%	100%
Mathew Ellis	50%	50%
Derek Harmer	55%	55%
Mark Phelan	70%	70%

2024 Approved Performance and Payouts

Payout Percentage (1)	50% Threshold	100% Target	200% Maximum	2024 Actual AEBITDA(2)	2024 STI Earned Amount	2024 STI Approved Payout(3)	80% Weighting
2024 AEBITDA	$155.22M	$182.61M	$210.00M	$189.15M	123.9%	118.10%	94.44%
Percentage of Target	85%	100%	115%	103.6%

(1)Performance achievement between the threshold and maximum performance goals requires interpolation between points to determine the final earned payout.
(2)For a discussion of AEBITDA and a reconciliation of AEBITDA to net income for fiscal year 2024, refer to pages 39-40 of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 3, 2025.

(3)The Compensation Committee exercised its discretion to decrease the final STI payout to account for material acquisitions during the period and certain actions taken that will have an immaterial, but negative in year impact on other expenses.

Individual Component (20%)
Individual performance goals are focused on a combination of corporate and/or role-specific accomplishments or behaviors that focus executives on accomplishing our long-term strategic business plan. Individual goals relate to the Company’s overall financial and strategic goals, with no specific weighting attributed to any one goal. The maximum payout on this component is 200% of target.
Each NEO was assigned individual goals, including, but not limited to, the following factors to support our longer-term financial and strategic success:
•Financial strength: Deliver revenue and AEBITDA growth through enhanced partnership platforms, efficient operations, and implementation of strategic growth initiatives.
•Operational efficiency: Create an organizational structure that supports an efficient scaling of our business through organic growth and acquisitions.
•Financial efficiency: Remediate material weaknesses and optimize the Company’s financial close processes.
•Robust compliance: Implement comprehensive compliance plans and instill a culture of compliance throughout the organization.
•Succession planning: Ensure we have an appropriate depth of management talent to succeed our senior leaders.
The individual performance of each executive for 2024 was reviewed by the Compensation Committee. The following performance results were approved:

Name	2024 Target	2024 Actual Performance	2024 Individual Component Approved
Andrew Rubenstein	20%	75%	15%
Mathew Ellis	20%	70%	14%
Derek Harmer	20%	85%	17%
Mark Phelan	20%	100%	20%

2024 Approved STI Payouts

The Compensation Committee approved the following STI payouts for 2024 performance:

The table below summarizes the target and annual incentive award earned by each NEO for 2024:

Name	2024 Target Annual Bonus (1)	80% Financial Component Approved (2)	20% Individual Component Approved	Total % of Target Approved	Actual 2024 Bonus Approved
Andrew Rubenstein	$935,637	94.44%	15%	109.44%	$1,024,000
Mathew Ellis	194,721	94.44%	14%	108.44%	211,000
Derek Harmer	250,306	94.44%	17%	111.44%	279,000
Mark Phelan	334,802	94.44%	20%	114.44%	383,000

(1)Based on pro-rated salaries for the year.
(2)For a discussion of AEBITDA and a reconciliation of AEBITDA to net income for fiscal year 2024, refer to pages 39-40 of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 3, 2025.

Long-Term Incentive Program
The objectives of the Company’s long-term incentive program (the “LTI”) are to increase long-term stockholder value, to enhance focus on the financial metric (AEBITDA) that is our primary indicator of long-term success, and to provide our executives with a competitive and balanced total compensation opportunity. The Compensation Committee uses competitive market data provided by Aon’s annual total compensation study to assist with LTI targets as a percentage of base salary.
Annual LTI grants consist of 50% RSU value and 50% performance-based restricted stock unit value (“PSUs”). The RSUs will vest ratably over three years. The PSUs will vest at the end of a three-year performance period.
The PSUs will vest based on the average AEBITDA performance for three successive one-year periods. Forecasting longer-term (e.g., three years) financial goals in the gaming industry has been challenging. The Compensation Committee considered all factors and approved the average of three successive one-year periods because the structure allows realistic performance targets to be set when management and the Compensation Committee have the most current financial information, it has strong stockholder alignment with the inclusion of the most realistic AEBITDA targets and it requires sustained financial performance to earn targeted payouts.
Also, the Compensation Committee considered numerous financial metrics for the PSU program. AEBITDA was approved because it is our primary determinant of long-term stockholder success. The Compensation Committee considered the overlap of AEBITDA in the STI and LTI programs, but ultimately decided that consistent AEBITDA performance is the strongest link to our investors. Annually, the Compensation Committee will rigorously review and approve financial targets to ensure consistent enhancement of financial performance and stockholder value.
Eligible participants (as determined by the Compensation Committee) may be members of the Company’s senior executive team and/or such other executives and key contributors as the Compensation Committee may designate from time to time. Our NEOs will participate in the LTI at a rate determined by the Compensation Committee. No individual will have an automatic right to participate in the LTI.
Consistent with the annual STI plan, three-year average AEBITDA performance requirements and payout opportunities are as follows:

As a % of Target	Below Threshold	Threshold	Target	Maximum
Performance requirements	< 85%	85%	100%	115%
Payout opportunity (1)	0%	50%	100%	200%
(1)The number of PSUs that vest will be interpolated in the event performance achievement falls between threshold and maximum performance.

2024 Target LTI Opportunities: The table below summarizes the 2024 annual target incentive for each NEO, as approved by the Compensation Committee following a thorough review of competitive market data, internal alignment objectives, prior grant awards, and individual performance. Payout opportunities are capped at 200% of target. No changes were made in 2024.

Name	2024 LTI Target (% of Salary)
Andrew Rubenstein	200%
Mathew Ellis	100%
Derek Harmer	100%
Mark Phelan	140%
The Compensation Committee approved the following equity grants pursuant to the LTI in 2024:

	Number of:		Value of: (1)
Name	PSUs Granted	RSUs Granted	PSUs Granted	RSUs Granted	Total
Andrew Rubenstein	80,505	80,505	$912,927	$912,927	$1,825,853
Mathew Ellis	16,754	16,754	189,990	189,990	379,981
Derek Harmer	23,184	23,184	262,907	262,907	525,813
Mark Phelan	28,938	28,938	328,157	328,157	656,314
(1)These amounts reflect the Compensation Committee’s methodology for determining the equity awards during its compensation review process and do not reflect the actual economic value that may ultimately be realized by the NEOs. The equity awards were based on the closing stock price on the date of grant.
Approved AEBITDA Achievement for the PSU Three-Year Average
In March of 2023 and 2024, PSUs with three-year performance periods were granted. Actual payouts upon completion of the performance period are based on the average AEBITDA STI performance for three successive one-year periods, as approved by the Compensation Committee. These approved performance percentages will be used to calculate the three-year average at the end of the performance periods for the 2023 and 2024 PSU grants. Based on the approved AEBITDA performance levels, the Compensation Committee approved PSU performance percentages of 102.7% and 104.9% for the years 2024 and 2023, respectively.
Compensation Risk Assessment
The Compensation Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Compensation Committee believes our governance policies and compensation structure result in a compensation system that is not reasonably likely to lead to management decisions that would have a material adverse effect on Accel. The following features of our programs mitigate this risk:
•The Compensation Committee retains an independent compensation consultant to assist with annual compensation decisions;
•We utilize a mix of cash and equity incentive programs, and all equity awards granted to our NEOs are subject to multi-year vesting;
•We utilize a combination of equity award types;
•We cap STI and PSU payments at 200% of the target award;

•We utilize competitive general and change-in-control severance programs to help ensure executives continue to work towards our stockholders’ best interests in light of potential employment uncertainty;
•Executive are subject to minimum stock ownership guidelines and limitations on trading in our securities; and
•Our executive officers are subject to a compensation recovery “clawback” policy that provides for the recovery of incentive-based compensation under certain circumstances in the event we restate our financial statements.
Additional Information

Stock Ownership Guidelines
We have a stock ownership policy for our Chief Executive Officer, Chief Financial Officer and other executive officers (as defined in Rule 16a-1(f) promulgated under the Exchange Act) reporting directly to our Chief Executive Officer, including each of our NEOs. Our stock ownership policy requires each executive officer to acquire and hold a number of shares of our common stock equal in value to a multiple of such executive officer’s annual base salary, in each case, until he or she ceases to be an executive officer.
•CEO ownership guideline: 6x base salary
•Executive officers: 1x base salary
The following items are included for our stock ownership policy:
•Directly-owned and beneficially-owned shares, including shares purchased through our 401(k) Plan, if applicable,
•Shares underlying vested RSUs that are held or deferred,
•Shares underlying unvested RSUs,
•Shares received on exercise of stock options, and
•Shares held in trust.
Unearned PSUs and vested, unexercised stock options are not included in the stock ownership calculation. Each executive officer has until the last day of our fiscal year that includes the fifth anniversary of the later of his or her designation as an executive officer and the effective date of the policy to obtain the required ownership level. The Compensation Committee may make exceptions in situations where the stock ownership policy would cause a severe hardship. All of our executive officers currently meet or exceed our stock ownership guidelines.
Clawback Policy
In July 2023, our Board adopted a clawback policy providing for the recovery of all or any portion of an executive officer’s incentive-based compensation in the event that we restate our financial results in compliance with the final rules promulgated by the SEC under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Rule 10D-1 and the NYSE. The policy applies to our Chief Executive Officer, Chief Financial Officer, and other executive officers, including each of our Named Executive Officers. The recovery period extends up to three most recently-completed fiscal years prior to the date of the restatement, with respect to incentive-based compensation granted or received after the effective date of the SEC rules.

Policy Regarding Certain Transactions in Company Securities
Our Insider Trading Policy prohibits our directors, officers and employees from engaging in certain hedging transactions (see “Corporate Governance—Hedging Policy” above). Aside from such prohibitions, we do not maintain any other policies regarding hedging transactions by our directors, officer and employees.
Retirement and Other Benefits
We maintain a tax-qualified defined contribution plan that meets the requirements of Section 401(k) of the Code, commonly called a 401(k) plan, for substantially all of our employees. The 401(k) plan is available on the same basis to all employees, including the NEOs. Each participant in the 401(k) plan may elect to defer from 0% to 90% of compensation, subject to limitations under the Code and Employee Retirement Income Security Act. We match up to 50% of its employees’ contributions to the 401(k) plan, so long as the employee contributes at least 5% of their annual compensation (not including any bonus, severance or legal settlements). We do not provide any defined benefit pension benefits. We maintain various other employee benefit plans, including medical, dental and life insurance.

Equity Incentive Plans of Accel

Accel Entertainment, Inc. 2011 Equity Incentive Plan
On April 13, 2011, the Legacy Accel Board approved the Accel Entertainment, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), which was subsequently approved by Accel stockholders on December 2, 2011. The Legacy Accel Board, or a committee thereof appointed by the Legacy Accel Board, administered the 2011 Plan and the awards granted under it.
A total of 270,000 shares of Class A common stock, no par value, of Accel (the “Accel Class A Common Stock”) were initially reserved for issuance pursuant to future awards under the 2011 Plan. The 2011 Plan provided for the grant of incentive stock options, which qualify for favorable tax treatment to their recipients under Section 422 of the Internal Revenue Code (the “Code”), nonqualified stock options, restricted stock awards, and stock appreciation rights. Such awards could be granted under the 2011 Plan to Accel’s employees, directors and consultants.
Accel Entertainment, Inc. 2016 Equity Incentive Plan
On June 20, 2016, the Legacy Accel Board approved the Accel Entertainment, Inc. 2016 Plan (“2016 Plan”), which was subsequently approved by Accel stockholders on December 13, 2016. The Legacy Accel Board, or a committee thereof appointed by the Legacy Accel Board, administered the 2016 Plan and the awards granted under it.
A total of 305,724 shares of Accel Class A Common Stock were initially reserved for issuance pursuant to future awards under the 2016 Plan.
The 2016 Plan provided for the grant of incentive stock options, which qualified for favorable tax treatment to their recipients under Section 422 of the Code, nonqualified stock options, restricted stock awards, and stock appreciation rights. Such awards could be granted under the 2016 Plan to Accel’s employees, directors and consultants.
In connection with the Business Combination, any vested and unexercised stock options outstanding under the 2011 Plan or the 2016 Plan were cancelled for no consideration and ceased to exist upon the consummation of the Business Combination. In addition, any unvested stock options outstanding under the 2011 Plan or the 2016 Plan were converted into a stock option that will be exercisable for a number of shares of Class A-1 common stock calculated as specified in the transaction agreement pursuant to which the Business Combination was consummated, in accordance with the vesting schedule as in effect prior to the Business Combination. The total number of stock options subject to such vesting following the Business Combination was 71,467.

Amended and Restated Long Term Incentive Plan
On November 20, 2019, the Accel Entertainment, Inc. Long Term Incentive Plan (the “LTIP”) became effective. The Company initially reserved a total of 6,000,000 shares of Class A-1 common stock for issuance pursuant to the LTIP, subject to certain adjustments set forth therein. On March 13, 2023, the Board approved the amendment and restatement of the LTIP (the “A&R LTIP”), which was subsequently approved by the Company’s stockholders on May 4, 2023. Pursuant to the A&R LTIP, the available shares of Class A-1 common stock reserved for issuance was increased by 2,000,000 shares for a cumulative aggregate share authorization of 8,000,000 shares.
The purpose of the A&R LTIP is to enhance the Company and its affiliates’ ability to attract, retain and motivate persons who make important contributions to the Company and its affiliates by providing those individuals with equity ownership opportunities. The A&R LTIP provides for grants of a variety of awards, including, but not limited to: incentive stock options qualified as such under U.S. federal income tax laws, stock options that do not qualify as incentive stock options, stock appreciation rights, restricted stock awards, RSUs, PSUs, cash incentive awards, and other stock-based awards. Officers or employees of the Company or any of its affiliates or any other person who provides services to the Company or any of its affiliates, including directors of the Company, will be eligible for grants under the A&R LTIP.
Tax and Accounting Treatment of Compensation

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for any “covered employee” (as defined in Section 162(m)). Under Section 162(m), compensation above $1,000,000 is generally non-deductible for any covered employee. Our objectives are not always consistent with the requirements for full deductibility. Therefore, deductibility is not the sole factor used in setting the appropriate compensation levels paid by us and decisions leading to future compensation levels may not be fully deductible under Section 162(m). We believe this flexibility enables us to respond to changing business conditions or to an executive’s exceptional individual performance.

Accounting for Share-Based Compensation
Accel accounts for share-based payments, including its long-term equity incentive program, in accordance with the requirements of the ASC 718.
Compensation Committee Report
This report of the Compensation is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with the Company’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2024.
By: The Compensation Committee
Eden Godsoe (Chair)
Kathleen Philips

Karl Peterson
Summary Compensation
The following table sets forth the annual base salary and other compensation paid to each of the NEOs for the fiscal years ended December 31, 2024, December 31, 2023, and December 31, 2022.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation $(3)	All Other Compensation ($)(4)	Total ($)
Andrew Rubenstein	2024	$935,637	$1,825,853	$—	$1,024,000	$30,129	3,815,620
Chief Executive Officer	2023	880,289	3,823,493	—	1,103,000	27,716	5,834,498
	2022	789,231	1,414,915	848,087	720,000	23,962	3,796,195
Mathew Ellis	2024	389,443	379,981	—	211,000	26,809	1,007,232
Chief Financial Officer	2023	366,154	351,582	—	227,500	24,232	969,468
	2022	315,288	762,900	463,697	164,500	21,927	1,728,312
Derek Harmer	2024	455,103	525,813	—	279,000	24,106	1,284,022
Chief Compliance Officer	2023	435,577	796,890	—	297,500	23,168	1,553,135
	2022	419,077	375,492	225,066	198,688	22,188	1,240,511
Mark Phelan	2024	478,289	656,314	—	383,000	24,463	1,542,065
President, U.S. Gaming	2023	434,616	562,524	—	385,500	23,280	1,405,919
	2022	396,154	362,794	217,455	200,000	21,963	1,198,366
(1)The amounts reported in the “Stock Awards” column represent the grant date fair value of the RSUs and PSUs granted to the NEOs during the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. Note that the amounts reported in this column reflect the accounting cost for these RSU and PSU grants and do not correspond to the actual economic value that may be received by the NEOs from the RSUs and PSUs.
(2)The amounts reported in the “Option Awards” column represent the grant date fair value of the stock options granted to the NEOs during the fiscal year ended December 31, 2022 as computed in accordance with FASB ASC Topic 718. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs from the stock options.
(3)The amount reported in the “Non-Equity Incentive Plan Compensation” column represents the annual cash bonuses, which were approved by the Board, earned by the NEOs pursuant to the achievement of certain Accel and individual performance objectives.
(4)“All Other Compensation” consists of Accel’s matching contributions to Accel’s 401(k) plan or other retirement plan, health insurance premiums, vehicle allowances and travel expenses.

2024 Grants of Plan-Based Awards
The following table provides information concerning each grant of an award made in 2024 for each of our NEOs under any plan. This information supplements the information about these awards set forth in the “2024 Summary Compensation Table” above.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Rubenstein
Annual Incentive	N/A	$467,819	$935,637	$1,871,274	—	—	—	—	$—
RSUs	3/15/2024	—	—	—	—	—	—	80,505	912,927
PSUs	3/15/2024	—	—	—	40,253	80,505	161,010	—	912,927
Mathew Ellis
Annual Incentive	N/A	97,361	194,721	389,443	—	—	—	—	—
RSUs	3/15/2024	—	—	—	—	—	—	16,754	189,990
PSUs	3/15/2024	—	—	—	8,377	16,754	33,508	—	189,990
Derek Harmer
Annual Incentive	N/A	125,153	250,306	500,613	—	—	—		—
RSUs	3/15/2024	—	—	—	—	—	—	23,184	262,907
PSUs	3/15/2024	—	—	—	11,592	23,184	46,368	—	262,907
Mark Phelan
Annual Incentive	N/A	167,401	334,802	669,604	—	—	—	—	—
RSUs	3/15/2024	—	—	—	—	—	—	28,938	328,157
PSUs	3/15/2024	—	—	—	14,469	28,938	57,876	—	328,157

(1)The amounts reported reflect the threshold, target and maximum performance-based cash incentive compensation amounts that could have been paid for fiscal year 2024 under the 2024 annual incentive program for the NEOs. The types and weighting of the performance measures under that program are described in the “—Compensation Discussion & Analysis” section of this proxy statement.

2024 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth specified information concerning unexercised stock options, RSU and PSU awards for each of the NEOs outstanding as of December 31, 2024.

		Option Awards				Stock Awards
						Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested($)(2)
Name	Grant Date(1)	Number of securities underlying unexercised options (#)		Option Exercise Price($)	Option Expiration Date
		Exercisable	Unexercisable
Andrew Rubenstein	2/27/2020(3)	110,000	55,000	$12.25	2/27/2030	—	$—	—	$—
	2/27/2020(3)	—	—	—	—	36,667	391,604	—	—
	7/13/2020(4)	52,000	—	9.41	7/13/2030	—	—	—	—
	3/16/2021(4)	25,251	5,614	11.88	3/16/2031	—	—	—	—
	3/16/2021(4)	58,955	—	11.88	3/16/2031	—	—	—	—
	3/16/2021(4)	—	—	—	—	5,614	59,958	—	—
	3/14/2022(4)	—	9,578	12.71	3/14/2032	—	—	—	—
	3/14/2022(4)	76,535	25,210	12.71	3/14/2032	—	—	—	—
	3/14/2022(4)	—	—	—	—	34,788	371,536	—	—
	3/14/2023(8)	—	—	—	—	—	—	90,396	965,429
	3/14/2023(7)	—	—	—	—	60,264	643,620	—	—
	4/27/2023(9)	—	—	—	—	—	—	520,247	5,556,238
	3/15/2024(8)	—	—	—	—	—	—	80,505	859,793
	3/15/2024(7)	—	—	—	—	80,505	859,793	—	—
Mathew Ellis	3/16/2021(4)	5,158	—	11.88	3/16/2031	—	—	—	—
	3/16/2021(4)	5,894	737	11.88	3/16/2031	—	—	—	—
	3/16/2021(4)	—	—	—	—	737	7,871	—	—
	3/14/2022(4)	—	796	12.71	3/14/2032	—	—	—	—
	3/14/2022(4)	8,757	3,185	12.71	3/14/2032	—	—	—	—
	3/14/2022(4)	—	—	—	—	3,981	42,517	—	—
	4/28/2022(4)	—	7,477	12.02	4/28/2032	—	—	—	—
	4/28/2022(5)	21,875	20,648	12.02	4/28/2032	—	—	—	—
	4/28/2022(5)	—	—	—	—	28,125	300,375	—	—
	3/14/2023(8)	—	—	—	—	—	—	19,774	211,186
	3/14/2023(7)	—	—	—	—	13,183	140,794	—	—
	3/15/2024(8)	—	—	—	—	—	—	16,754	178,933
	3/15/2024(7)	—	—	—	—	16,754	178,933	—	—

		Option Awards				Stock Awards
						Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested($)(2)
Name	Grant Date(1)	Number of securities underlying unexercised options (#)		Option Exercise Price($)	Option Expiration Date
		Exercisable	Unexercisable
Derek Harmer	7/13/2020(4)	3,824	—	9.41	7/13/2030	—	—	—	—
	7/13/2020(4)	12,176	—	9.41	7/13/2030	—	—	—	—
	3/16/2021(4)	30,314	2,021	11.88	3/16/2031	—	—	—	—
	3/16/2021(4)	—	—	—	—	2,021	21,584	—	—
	3/14/2022(4)	—	1,846	12.71	3/14/2032	—	—	—	—
	3/14/2022(4)	20,311	7,386	12.71	3/14/2032	—	—	—	—
	3/14/2022(4)	—	—	—	—	9,232	98,598	—	—
	3/14/2023(8)	—	—	—	—	—	—	20,410	217,979
	3/14/2023(7)	—	—	—	—	13,607	145,323	—	—
	7/15/2023(10)	—	—	—	—	26,667	284,804	—	—
	3/15/2024(8)	—	—	—	—	—	—	23,184	247,605
	3/15/2024(7)	—	—	—	—	23,184	247,605	—	—
Mark Phelan	7/13/2020(4)	9,000	—	9.41	7/13/2030	—	—	—	—
	3/14/2022(4)	—	1,784	12.71	3/14/2032	—	—	—	—
	3/14/2022(4)	19,624	7,136	12.71	3/14/2032	—	—	—	—
	3/14/2022(4)	—	—	—	—	8,920	95,266	—	—
	3/14/2023(8)	—	—	—	—	—	—	31,638	337,894
	3/14/2023(7)	—	—	—	—	21,092	225,263	—	—
	3/15/2024(8)	—	—	—	—	—	—	28,938	309,058
	3/15/2024(7)	—	—	—	—	28,938	309,058	—	—
(1)This table does not include any shares of our Class A-2 common stock that NEOs received in connection with the consummation of the Business Combination.
(2)The dollar amounts shown are determined by multiplying the number of unvested shares or units by the closing price of our Class A-1 common stock on the New York Stock Exchange as of December 29, 2024, the last trading day of 2024, which was $10.68.
(3)Granted under the A&R LTIP. 1/3 of the shares subject to the option awards or RSU awards, as applicable, vested on January 1, 2023, 1/3 of the underlying shares vested on January 1, 2024 and the remaining 1/3 of the underlying shares will vest on January 1, 2025, in each case, so long as the grantee remains continuously employed or engaged by the Company or an affiliate, as applicable, from the date of grant through each such vesting date.
(4)Granted under the A&R LTIP. 1/4 of the shares subject to the option awards or RSU awards, as applicable, vested on the first anniversary of the grant date, and the remainder will vest as to 1/16 of the total award in quarterly installments thereafter, so long as the grantee remains continuously employed or engaged by the Company or an affiliate, as applicable, from the date of grant through each such vesting date.
(5)Granted to Mr. Ellis in connection with his promotion to Chief Financial Officer in April 2022. 1/4 of the shares subject to the option awards or RSU awards, as applicable, will vest on the second anniversary of the grant date, with the remainder vesting ratably on a quarterly basis over the subsequent two years, so long as the grantee remains continuously employed or engaged by the Company or an affiliate, as applicable, from the date of grant through each such vesting date.
(6)Granted under the 2016 Plan. The shares subject to the stock option vest over a five-year period, with 20% of the shares vesting on each anniversary of the grant date, subject to continued service with Accel through each vesting date. The options may be exercised for twelve months after the termination of the grantee’s employment with Accel.
(7)Granted under the A&R LTIP. 1/3 of the shares subject to the RSU award will vest on each of the first, second, and third anniversaries of the grant date in each case, so long as the grantee remains continuously employed or engaged by the Company or an affiliate, as applicable, from the date of grant through each such vesting date.
(8)Granted under the A&R LTIP. The shares subject to the PSU award will vest at the end of the three-year performance period, subject to the achievement of certain performance-based vesting conditions, so long as the grantee remains continuously employed or engaged by the Company or an affiliate, as applicable, from the date of grant through the end of the three-year performance period.
(9)Granted to Mr. Rubenstein in connection with the amendment to his employment agreement in April 2023.The shares subject to the PSU award will vest at the end of the three-year performance period ending April 27, 2026 subject to the achievement of certain performance-based vesting conditions.
(10)Granted to Mr. Harmer in connection with the amendment to his employment agreement in July 2023. 1/3 of the shares subject to the RSU award will vest on July 15, 2024, 1/3 of the underlying shares will vest on July 15, 2025 and the remaining 1/3 of the underlying shares will vest on July 15, 2026, in each case, so long as the grantee remains continuously employed or engaged by the Company or an affiliate, as applicable, from the date of grant through each such vesting date.

2024 Stock Option Exercises and Stock Vested Table
The following table presents, for each of our NEOs, the number of shares of our Class A-1 common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during fiscal year 2024 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($) (1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Andrew Rubenstein	—	$—	139,546	$1,510,667
Mathew Ellis	—	—	44,597	489,532
Derek Harmer	20,626	125,819	54,237	580,621
Mark Phelan	10,313	66,172	31,738	343,430
(1)The aggregate value realized upon the exercise of a stock option represents the difference between the aggregate market price of the shares of our Class A-1 common stock on the date of exercise and the aggregate exercise price of the stock option. Amounts shown are presented on an aggregate basis for all exercises that occurred during 2024.
(2)The aggregate value realized upon the vesting and settlement of an RSU is based on the closing price on the NYSE of our Class A-1 common stock on the date prior to the day of vesting. Amounts shown are presented on an aggregate basis for all vesting and settlement that occurred during 2024.
Employment Agreements
We have entered into employment agreements with each of our NEOs. Each of these employment agreements provide for at-will employment and generally include the named executive officer’s initial base salary and an indication of eligibility for an annual cash incentive award opportunity. Each of our NEOs is also eligible to participate in our annual performance bonus plan and employee benefit plans, including health insurance, that we offer to our employees. In addition, each of our NEOs has executed a form of our standard indemnification agreement.
Andrew Rubenstein
On January 28, 2013, Accel entered into an employment agreement with Andrew Rubenstein (as amended on April 7, 2017 (with an effective date of December 12, 2016) and January 31, 2019, as amended and restated on July 15, 2020, and as further amended on April 27, 2023). Under the terms of his employment agreement, Mr. Rubenstein is employed as the Chief Executive Officer of Accel, reporting to the Board. Mr. Rubenstein is entitled to receive an annual salary of $925,000 starting April 27, 2023, and, subject to Accel meeting certain performance objectives and the discretion of the Board, is eligible to receive an annual bonus with a target level of 100% of his base salary and earn a number of additional grants of equity-based incentive compensation awards on an annual basis in accordance with our annual grants to similarly situated senior executives and with a target level of 200% of his base salary starting July 15, 2020.
Accel or Mr. Rubenstein may terminate the employment at any time. In the event that Mr. Rubenstein is terminated by Accel for any reason other than cause, death or disability, he resigns for good reason, or the employment agreement is not renewed or otherwise extended by Accel after the third anniversary of the effective date, and the reason for such non-renewal or extension is not related to a termination for cause, disability or his death, Mr. Rubenstein will be entitled to receive an amount equal to the sum of his two most recent annual base salary and annual bonus payments made to him during the two fiscal years prior to the date of termination and two years of continued COBRA coverage. Under the employment agreement, Mr. Rubenstein is subject to non-competition and non-solicitation restrictions during his employment and for a period of three years thereafter.
Mathew Ellis
On June 6, 2019, Accel entered into an employment agreement with Mr. Ellis (as amended and restated on April 24, 2022, with an effective date of May 1, 2022). Under the terms of his employment agreement, Mr. Ellis is employed as Chief Financial Officer of Accel, reporting to the Chief Executive Officer. Mr. Ellis is entitled to receive an annual base salary of $350,000, and, subject to discretion of the Board and he will be eligible to receive a discretionary annual bonus with a target amount equal to 50% of the annual base salary and a discretionary annual equity-based incentive award grant commencing in calendar year 2023 with a target grant date value equal to 100% of the annual base salary.
Accel or Mr. Ellis may terminate the employment at any time upon prior written notice to the other party. In the event that Mr. Ellis is terminated by Accel for any reason other than cause, death or disability, or he resigns for good reason, Mr. Ellis will be entitled to receive an amount equal to the base salary and target bonus he received during the 12-month period prior to the date of such termination of employment, payable in installments over a 12-month period, and up to 12 months of continued COBRA coverage. Under the employment agreement, Mr. Ellis is subject to non-competition and non-solicitation restrictions during his employment and for a period of one year thereafter.
Derek Harmer
On July 9, 2012, Accel entered into an employment agreement with Derek Harmer (as amended on November 8, 2017, and July 9, 2018, as amended and restated on July 16, 2020 and as further amended on July 15, 2023). Under the terms of his employment agreement, Mr. Harmer is employed as the Chief Compliance Officer of Accel, reporting to the Chief Executive Officer. Mr. Harmer is entitled to receive an annual salary of $450,000, and, subject to discretion of the Board, long-term equity incentives with a target level of 100% of his base salary and an annual cash bonus with a target level of 55% of his base salary.
Accel or Mr. Harmer may terminate the employment at any time upon prior written notice to the other party. In the event that Mr. Harmer is terminated by Accel for any reason other than cause, death or disability, or he resigns for good reason, Mr. Harmer will be entitled to receive an amount equal to the base salary and target bonus he received during the 12-month period prior to the date of such termination of employment, payable in installments over a 12-month period, and up to 12 months of continued COBRA coverage. Under the employment agreement, Mr. Harmer is subject to non-competition and non-solicitation restrictions during his employment and for a period of one year thereafter.
Mark Phelan
On February 7, 2017, Accel entered into an employment agreement with Mr. Phelan (as amended and restated on March 15, 2021, and as further amended on February 24, 2023 and October 6, 2023). Under the terms of his employment agreement, Mr. Phelan is employed as President, U.S. Gaming of Accel, reporting to the Chief Executive Officer. Mr. Phelan is entitled to receive an annual base salary of $475,000, and, subject to discretion of the Board, long-term equity incentives with a target level of 140% of his base salary and an annual cash bonus with a target level of 70% of his base salary.
Accel or Mr. Phelan may terminate the employment at any time upon prior written notice to the other party. In the event that Mr. Phelan is terminated by Accel for any reason other than cause, death or disability, or he resigns for good reason, Mr. Phelan will be entitled to receive an amount equal to the base salary and target bonus he received during the 12-month period prior to the date of such termination of employment, payable in installments over a 12-month period, and up to 12 months of continued COBRA coverage. Under the employment agreement, Mr. Phelan is subject to non-competition and non-solicitation restrictions during his employment and for a period of one year thereafter.
Potential Payments upon Termination or Change in Control
The information below describes and quantifies certain compensation that would have been payable to each NEO if the NEO’s employment had terminated, or a change in control had occurred, on December 31, 2024, given the NEO’s compensation as of such date and, if applicable, based on our closing stock price on December 29, 2024, the last trading day of the year. These benefits are in addition to benefits available generally to salaried employees upon a termination of employment, such as payment of accrued but unpaid base salary, accrued but unpaid annual bonus, and vacation pay and distributions under our 401(k) plan (assuming the executive participated in the plan). The terms of their respective separation arrangements with us are described above in “—Employment Agreements.”
Except where otherwise noted, the following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our NEOs. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on December 31, 2024, and the price per share of our Class A-1 common stock was the closing price on the NYSE as of December 29, 2024, which was $10.68. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Qualifying Termination - No Change in Control
Name	Cash Severance $(1)	Bonus Payment ($)	Continuation of Medical Benefits $(2)	N/A	Total $
Andrew Rubenstein(4)	$1,815,926	$1,823,000	$12,712	$—	$3,651,638
Mathew Ellis(5)	389,443	227,500	15,925	—	632,867
Derek Harmer(5)	455,103	297,500	15,932	—	768,535
Mark Phelan(5)	478,289	385,500	16,140	—	879,929

Qualifying Termination - Change in Control
Name	Cash Severance $(1)	Bonus Payment ($)	Continuation of Medical Benefits $(2)	Value of Accelerated Vesting $(3)	Total $
Andrew Rubenstein(4)	$1,815,926	$2,758,637	$12,712	$9,707,970	$14,295,245
Mathew Ellis(5)	389,443	227,500	15,925	1,167,409	1,800,276
Derek Harmer(5)	455,103	297,500	15,932	1,413,017	2,181,552
Mark Phelan(5)	478,289	385,500	16,140	1,394,018	2,273,947
(1)The severance amount related to base salary was determined based on the amounts actually paid to the NEOs during the relevant periods.
(2)Reflects the estimated cost of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (medical, dental and vision) continuation coverage, as applicable, during the severance period.
(3)The value of accelerated vesting is calculated based on the per share closing price on NYSE as of December 31, 2024, which was $10.68, less, if applicable, the aggregate exercise price of each outstanding unexercisable stock option. Each of the executive’s then outstanding unvested equity awards, including awards that would otherwise vest upon satisfaction of performance metrics or other factors, if applicable, other than the continuation of the executive’s employment with the Company, shall accelerate and become vested and exercisable with respect to 100% of the then-unvested shares subject to all equity awards. Does not include options which have an exercise price that exceeds per share closing price on NYSE as of December 31, 2024, referred to as “underwater” stock options. As of December 31, 2024, Mr. Rubenstein had 366,143 underwater options, Mr. Ellis had 104,527 underwater options, Mr. Harmer had 124,878 underwater options and Mr. Phelan had 78,044 underwater options.
(4)Amount represents two years of base salary and target annual bonus paid.
(5)Amount represents 12 months of base salary and annual bonus paid.

Chief Executive Officer Pay Ratio
The following table presents the median of the annual total compensation of all our employees (other than Mr. Rubenstein, our Chief Executive Officer), the annual total compensation of Mr. Rubenstein, our Chief Executive Officer, and the ratio between the two. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act.

Fiscal year 2024 Chief Executive Officer Compensation	$3,815,620
Fiscal year 2024 median employee annual total compensation	55,336
Ratio of Chief Executive Officer to median employee annual total compensation	69:1
In identifying our median employee, we continued to use the same employee chosen as of December 31, 2023, as there has been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure.
To identify our median employee, we used a consistently applied compensation measure consisting of gross wages as reported on Form W-2, annualized for permanent employees who did not work for the entire year, excluding our Chief Executive Officer, for the 12-month period from January 1, 2024, through December 31, 2024. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of our employees. We did not make any cost-of-living adjustment. We did not include any independent contractors or other non-employee workers in our employee population.
Using this approach, we selected the individual at the median of our employee population. We then calculated annual total compensation for this employee using the same methodology we use for our NEOs as set forth in our Summary Compensation table. With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column for fiscal 2024 in our Summary Compensation table.
SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as the SEC explained when it adopted these rules, in considering the pay-ratio disclosure, stockholders should keep in mind that the rules were not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather were designed to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.
Pay Versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Act, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(1),(2),(3) ($	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1),(2),(3) ($)	Value of Initial Fixed $100 Investment Based On:(4)		Net Income ($ Millions)	Adjusted EBITDA(5) ($ Millions)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$3,815,620	$3,314,690	$1,277,773	$1,309,556	$85.44	$98.63	$35.3	$187.6
2023	5,834,498	8,940,591	1,309,507	1,718,872	82.16	106.68	45.6	181.4
2022	3,796,195	475,620	1,213,285	(893,684)	61.60	82.86	74.1	162.4
2021	3,537,083	5,169,869	1,479,351	2,785,193	104.16	110.71	31.6	139.7
2020	4,600,843	3,713,806	1,421,253	1,028,794	80.80	112.35	(0.4)	33.9
(1)Andrew Rubenstein was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023	2024
Brian Carroll	Michael Marino	Mathew Ellis	Mathew Ellis	Mathew Ellis
Derek Harmer	Derek Harmer	Brian Carroll	Derek Harmer	Derek Harmer
		Derek Harmer	Mark Phelan	Mark Phelan
Mark Phelan
Michael Marino
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. The fair value for the 2023 market-condition performance awards was determined using the Mote Carlo simulation

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards and Option Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2024	$3,815,620	$(1,825,853)	$1,324,923	$3,314,690

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	$1,277,773	$(520,703)	$552,486	$1,309,556

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2024	$1,779,772	$(520,431)	$65,582	$—	$1,324,923

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2024	$507,561	$17,010	$27,915	$—	$552,486

(4)The Peer Group TSR set forth in this table utilizes the Russell 3000 Casinos & Gambling Industry Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2024. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Russell 3000 Casinos & Gambling Industry Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)We determined Adjusted EBITDA (as defined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 3, 2025) to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2024. This performance measure may not have been the most important financial performance measure for prior years, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”), and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, the Company’s cumulative TSR over the five most recently completed fiscal years, and the Russel 3000 Casino & Gambling Industry Index over the same period.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the five most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Adjusted EBITDA
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Adjusted EBITDA during the five most recently completed fiscal years.

Most Important Financial Performance Measures
Adjusted EBITDA and revenues are the financial performance measure that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2024 to Company performance.

PROPOSAL 3: ADOPTION OF AN AMENDMENT TO OUR CURRENT AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IN ORDER TO PERMIT THE EXCULPATION OF OFFICERS FROM PERSONAL LIABILITY FOR CERTAIN BREACHES OF THE DUTY OF CARE
Section 102(b)(7) of the Delaware General Corporation Law was amended effective August 1, 2022 to permit a Delaware corporation’s certificate of incorporation to include a provision that limits or eliminates (i.e., exculpates) the monetary liability of certain officers for breaches of the fiduciary duty of care as officers in certain actions. This exculpation would not protect such officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Nor would this exculpation shield such officers from liability for claims brought by or in the right of the corporation, such as derivative claims. In addition, only certain officers may be exculpated from liability: (i) a corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) an individual identified in public filings as one of the most highly compensated officers of the corporation; and (iii) an individual who, by written agreement with the corporation, has consented to be identified as an officer for purposes of Delaware’s long-arm jurisdiction statute. The proposed amendment to our COI would eliminate the liability of these statutorily defined officers as described above (the “Officer Exculpation Amendment”), but will not be retroactive, and will not apply to any act or omission occurring prior to the effectiveness of the Officer Exculpation Amendment.

Article IX, Section 9.1 of the COI provides for the elimination of personal liability of our directors for monetary damages for breaches of the duty of care as directors, subject to certain exceptions. We are asking our stockholders to adopt the Officer Exculpation Amendment, which would provide for the elimination of personal liability of the above-mentioned officers from monetary damages for breaches of the duty of care as officers in certain actions, as described above.

The description of the Officer Exculpation Amendment as set forth above is qualified in its entirety by reference to the text of the Officer Exculpation Amendment, which is attached to this proxy statement as Appendix B. Additions to the COI are indicated by highlighting, and deletions to the COI are indicated by strikeouts.

Our Board has approved and adopted the Officer Exculpation Amendment, declared it to be advisable and in the best interests of Accel and its stockholders and recommended that the stockholders adopt the Officer Exculpation Amendment.

Our Board believes that providing protection to officers to the fullest extent permitted by law is necessary to attract and retain highly qualified senior leadership, especially since certain competitor companies have adopted similar exculpation clauses and we expect additional competitor companies to do the same. The nature of the role of officers often requires them to make decisions on crucial matters often in time-sensitive situations, which can create risk of investigations, claims or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Limiting concern about personal risk would empower both directors and officers to best exercise their business judgment in furtherance of stockholder interests and can benefit stockholders by encouraging appropriate risk taking that could result in greater innovation and growth. Exculpation could also reduce legal costs for Accel by minimizing the risk of litigation over matters covered by exculpation. This protection has long been afforded to directors, and our Board believes that extending similar exculpation to our officers is fair and in the best interests of Accel and its stockholders.
Vote Required

The Officer Exculpation Amendment will require the affirmative vote of a majority in voting interest of the shares of Class A-1 common stock issued and outstanding as of the Record Date. If our stockholders adopt the Officer Exculpation Amendment, our Board has authorized our officers to file a certificate of amendment that reflects the Officer Exculpation Amendment with the Delaware Secretary of State, and such certificate of amendment would become effective upon such filing. Our Board intends to make that filing if and as soon as practicable after this proposal is approved at the Annual Meeting. However, even if our stockholders adopt the Officer Exculpation Amendment, our Board may abandon the Officer Exculpation Amendment without further stockholder action prior to the effectiveness of the filing of the certificate of amendment reflecting the Officer Exculpation Amendment with the Delaware Secretary of State and, if abandoned, the Officer Exculpation Amendment will not become effective. If our Board abandons the Officer Exculpation Amendment, it will publicly disclose that fact and the reason for its determination.

If this proposal is not approved, or if our Board abandons the Officer Exculpation Amendment, then the Officer Exculpation Amendment will not be adopted or become effective, and our officers will continue to potentially face personal liability for breaches of the duty of care in all actions and the COI will remain in place. The approval of this proposal is not conditioned on the approval of any other proposal.

Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE OFFICER EXCULPATION AMENDMENT IN ORDER TO PERMIT THE EXCULPATION OF OFFICERS FROM PERSONAL LIABILITY FOR CERTAIN BREACHES OF THE DUTY OF CARE.

PROPOSAL 4: APPROVAL OF THE SECOND AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED LONG TERM INCENTIVE PLAN
Background of the Plan Increase
On April 10, 2025, subject to stockholder approval, the Board adopted the Second A&R LTIP. If our stockholders do not approve the Second A&R LTIP, then the A&R LTIP will continue without the amendments in accordance with its terms. The purpose of the A&R LTIP is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success.
Second A&R LTIP
The principal terms of the Second A&R LTIP are summarized below. This summary is not a complete description of the Second A&R LTIP, and it is qualified in its entirety by reference to the complete text of the Second A&R LTIP document. The Second A&R LTIP is attached as Appendix C to this proxy statement.
The following is the primary amendment to the A&R LTIP contained in the Second A&R LTIP:
•an increase to the available share reserve by 2,000,000 shares of our Class A-1 common stock (for a cumulative aggregate share authorization of 10,000,000 shares); and
•certain clarifying changes.
If our stockholders approve this proposal, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the 2,000,000 additional shares of Class A-1 common stock available for issuance pursuant to the Second A&R LTIP.
Why We are Seeking Stockholder Approval of the Second A&R LTIP
Equity Compensation Is a Critical Element of Our Compensation Policy.
We believe that long-term incentive compensation programs align the interests of management, employees and stockholders to create long-term stockholder value. We strongly believe that the approval of the Second A&R LTIP is essential to our continued success because we otherwise may not have sufficient shares available under our A&R LTIP to attract and retain new employees or to motivate and retain our existing employees. This is particularly critical since our employees are our most valuable asset.
Accordingly, approving the Second A&R LTIP is in the best interest of our stockholders because equity awards help us to:
•attract, motivate and retain talented employees;
•align employee and stockholder interests;
•link employee compensation with company performance; and
•maintain a culture based on employee stock ownership.
The Second A&R LTIP Conforms to Best Practices in Equity Incentive Plans.
We believe the Second A&R LTIP conforms to best practices in equity incentive plans in that it:
•contains:

◦a restriction that the following shares will not be available for future grant under the Second A&R LTIP: (A) shares tendered or withheld in payment of the exercise price of any stock option or stock appreciation right or taxes relating to a stock option or stock appreciation right, (B) shares that were subject to a stock option or stock appreciation right but were not issued or delivered as a result of the net settlement or net exercise of such stock option or stock appreciation right, (C) shares repurchased on the open market with the proceeds of a stock option’s exercise price, and (D) shares surrendered or withheld by us in payment of taxes relating to an award to the extent such shares are withheld in an amount greater than the minimum statutory rate in the participant’s relevant tax jurisdiction(s).
◦a provision providing that any equity awards issued will be subject to any clawback or recoupment policies in effect or as may be amended or adopted from time to time; and
◦a limitation on the transferability of awards, since generally awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, except by will or the laws of descent and distribution.
•does not contain:
◦an “evergreen” provision to increase automatically the number of shares reserved for issuance under the Second A&R LTIP;
◦single-trigger vesting acceleration rights, other than on a limited basis for non-employee directors; or
◦tax gross-ups.
Current A&R LTIP Information.
As of December 31, 2024, there were 85,663,642 total shares of our Class A-1 common stock outstanding. Also as of December 31, 2024, there were (i) 1,067 shares issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $11.58 per share and weighted-average remaining term of 5.6 years, (ii) 1,551,037 shares subject to outstanding RSUs with no exercise price, (iii) 852,122 shares subject to outstanding PSUs with no exercise price, (iv) 2,288,606 shares available for grant under the A&R LTIP, and (v) no shares available for grant under the 2011 Plan or 2016 Plan. The last reported sales price of our Class-A-1 common stock on the NYSE on March 10, 2025, was $10.00.
We Carefully Consider and Forecast Our Need for Shares.
We are requesting approval of an increase of 2,000,000 shares for the Second A&R LTIP to cover anticipated equity awards, such as those for potential new hires, refresh awards, special retention needs and non-employee director grants.
Our Compensation Committee thoughtfully administers our equity incentive programs to manage potential stockholder dilution and to this end our Compensation Committee considered both our “burn rate” and our “overhang” in evaluating the impact of the Second A&R LTIP on our stockholders.
Grant Practices.
We define “burn rate” as the number of equity awards granted during the year, divided by the weighted-average total number of shares of Class A-1 common stock outstanding as of the end of each applicable fiscal year. The burn rate measures the potential dilutive effect of our outstanding equity grants. During the past three fiscal years, we granted equity awards under our A&R LTIP as summarized in the chart below. Based on the numbers in the table below, our three-year average gross burn rate was approximately 1.39% for fiscal years 2022 through 2024. This calculation of our burn rate is based on equity awards granted under our A&R LTIP and does not include an adjustment for any shares returned to the A&R LTIP or as a result of the forfeiture, lapse, repurchase or other termination of awards.

Fiscal Year	Options Granted	RSUs Granted	PSUs Granted	Burn Rate
2024	—	918,103	149,381	1%
2023	—	937,738	702,741	2%
2022	315,881	569,600	—	1%

Potential Dilution.
We define “overhang” as the stock options outstanding but not exercised and outstanding full value awards (which include RSUs and PSUs), plus shares available to be granted as equity awards, divided by the total number of shares of Class A-1 common stock outstanding. The overhang measures the potential dilutive effect of outstanding equity awards under our A&R LTIP plus shares available for grant under our A&R LTIP. Please see the table below for a breakdown of these categories as of December 31, 2024. Based on the values included in the table below, our fully-diluted overhang rate as of December 31, 2024 was 7%, and is within the limits recommended by certain independent shareholder advisory groups. If approved, the new shares reserved for issuance under the Second A&R LTIP would represent an additional potential equity dilution of approximately 8%. Estimated overhang dilution rates noted herein include outstanding options and full value awards, with performance based awards included at “target” (or at “maximum” if there is no “target”), issued under the A&R LTIP, and do not include an adjustment for any shares returned to the A&R LTIP or as a result of the forfeiture, lapse, repurchase or other termination of awards.

Outstanding Options under all plans	Weighted-average exercise price of options	Weighted-average remaining term of options	Full value awards outstanding under all plans (including RSUs and PSUs)	Number of shares available for grant under all plans
1,066,753	$11.89	5.9	3,469,912	2,288,606
We Broadly Distribute Equity Awards
Our equity awards are widely spread among our employees. For example, during 2024, our named executive officers received an aggregate of RSUs and PSUs for 298,762 shares, or approximately 28% of aggregate equity awards we granted to all employees in 2024.
Purpose of the Second A&R LTIP
Our Board adopted the Second A&R LTIP to provide a means to retain the services of our employees, directors, consultants, independent contractors and advisors, and those of any parent or subsidiary of ours, to attract and retain the new talent to our company that we will require to execute our strategy and grow our business, and to provide a means by which these eligible individuals may be given an opportunity to benefit from increases in the value of our Class A-1 common stock through the grant of equity awards, thereby aligning the long-term compensation and interests of those individuals with our stockholders.
We will continue to review our compensation plans and strategies as our business evolves and will continue to use equity and performance-based incentives to drive accountability by our leadership team and to reward for sustained strong performance. We believe that increasing the number of shares available for grant under the Second A&R LTIP will enable us to continue to provide competitive equity compensation to our employees and directors while continuing to comply with best practices for equity incentive plan grant practices.
Share Reserve

As of December 31, 2024, there were 2,288,606 shares of Class A-1 common stock available for future grant under our A&R LTIP.
In addition, if all or any portion of an award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated without the actual delivery of shares, the shares of Class A-1 common stock subject to such award (including (i) shares forfeited with respect to restricted stock, and (ii) the number of shares withheld or surrendered to us in payment of taxes relating to awards other than stock options and stock appreciation rights) shall again be available for issuance under the Second A&R LTIP.
Eligibility
Our Second A&R LTIP provides for the grant of awards to our officers, employees, any of our affiliates or any other person who provides services to us or any of our affiliates, including directors (“Participants”). As of April 11, 2025, we had five (5) executive officers, eight (8) non-employee directors and approximately 1,660 other employees who were eligible to participate in the Second A&R LTIP.
Administration
Our Second A&R LTIP is administered by our Compensation Committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws, or by our Board acting in place of our Compensation Committee. The Compensation Committee has the authority to:
•determine which Participants receive Awards (as defined below);
•prescribe the form, amount, vesting and other terms and conditions of each Award;
•modify, waive or adjust any term or condition of an Award that has been granted;
•determine the treatment of an Award upon a termination of employment or other service relationship;
•impose a holding period with respect to an Award or the shares of Class A-1 common stock received in connection with an Award;
•interpret and administer the Second A&R LTIP and any award agreement; and
•make all other determinations and take any other action that the committee deems necessary or desirable for the administration of the Second A&R LTIP.
Equity Awards
The Second A&R LTIP permits us to grant the following types of awards (“Awards”):
Stock Options. Options (“Options”) may be granted to Participants in form of (i) Incentive Stock Options (“ISOs”) that comply with Section 422 of the Code and (ii) Nonstatutory Options (“NSOs”). The exercise price of each Option granted under the Second A&R LTIP is determined by the Compensation Committee. The exercise price for Options, other than an Option granted as a substitute award or adjusted in connection with a recapitalization, in each case as allowed under the Second A&R LTIP, cannot be less than the greater of (A) the par value per share of Class A-1 common stock or (B) 100% of the fair market value per share of Class A-1 common stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Accel, its parent or any of its subsidiaries, 110% of the fair market value per share of Class A-1 common stock on the date of grant).

Stock Appreciation Rights. As stock appreciation right (“SAR”) is the right to receive a share of Class A-1 commons stock, or an amount equal to the excess of the fair market value of one Class A-1 Share on the date of exercise over the base price of the SAR, as determined by the Compensation Committee. The grant price of each SAR granted under the Second A&R LTIP is determined by the Compensation Committee; provided that, the grant price for an SAR, other than an SAR granted as a substitute award or adjusted in connection with a recapitalization, in each case as allowed under the Second A&R LTIP, cannot be less than the greater of (A) the par value per shares of Class A-1 common stock or (B) 100% of the fair market value per share of Class A-1 common stock as of the date of grant of the SAR.
Restricted Stock Awards. A Restricted Stock Award (“Restricted Stock”) is a grant of shares of Class A-1 common stock subject to restrictions, terms and conditions imposed by the Compensation Committee in its discretion. Unless the Compensation Committee determines otherwise, upon the issuance of Restricted Stock, a Participant has all of the rights of a stockholder with respect to the shares of Class A-1 common stock represented by the Restricted Stock, including the right to vote such shares of Class A-1 common stock and to receive all dividends or other distributions made with respect to the shares of Class A-1 common stock; provided that (i) the Compensation Committee may require any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock and (ii) any non-cash property distributed as a dividend shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such property was distributed.
Restricted Stock Units. An RSU Award represents the right of a Participant to receive shares of Class A-1 common stock or cash, or a combination thereof, to a Participant in the future in consideration of the performance of services, but subject to the fulfillment of conditions (which may include the achievement of performance goals which may or may not be coterminous with the vesting schedule of the RSU), as specified by the Compensation Committee. RSUs may be paid in shares of Class A-1 common stock, cash or a combination thereof.
Other Stock-Based Awards. The Compensation Committee may grant Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Class A-1 common stock or factors that may influence the value of such shares of Class A-1 common stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Class A-1 common stock, purchase rights for shares of Class A-1 common stock, awards with value and payment contingent upon our performance or any other factors designated by the Compensation Committee or valued by reference to the book value of shares of Class A-1 common stock or the value of securities of, or the performance of, our specified affiliates.
Dividend equivalents rights. Our Board or Compensation Committee may permit participants holding RSUs to receive dividend equivalent payments if and when dividends are paid to stockholders. In the discretion of our board or the compensation committee thereof, such dividend equivalent payments may be paid in cash, shares of our Class A-1 common stock, other awards, or other property equal in value to the dividends, and may either be paid at the same time as dividend payments are made to stockholders or delayed until shares are issued pursuant to the RSU grants and may be subject to the same vesting or performance requirements as the RSUs.
Cash Awards. The Compensation Committee may grant an Award denominated in cash to a Participant on such terms and conditions as the Compensation Committee may determine at the time of grant.
Substitute Awards. Substitute awards may be granted in substitution or exchange for any other award granted under the Second A&R LTIP or under another plan of the Company or any other right of a participant to receive payment from the Company. Substitute awards may also be granted in substitution for awards held by individuals who become participants as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company. Awards may be granted in substitution or exchange for similar awards held by individuals who become Participants as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with us or one of our subsidiaries. Such substitute awards that are Options or SARs may have an exercise price that is less than the Fair Market Value of a Class A-1 Share on the date of the substitution if such substitution complies with the limitations or requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto and other applicable laws and the NYSE rules.
Performance Criteria
Our Compensation Committee may establish performance goals by selecting such business criteria and other measures of performance as it may deem appropriate in establishing any performance goal.
Changes in Capital Structure
In the event of any change in our capital structure or business or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, as amended or any successor accounting standard (“ASC Topic 718”) and, in each case, that would result in an additional compensation expense to us pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Compensation Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Second A&R LTIP, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or exercise price of Awards and performance goals, as applicable and (iv) the applicable limitations with respect to Awards (other than cash limits) to equitably reflect such Adjustment Event. In the event of any change in our capital structure or business or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in the Second A&R LTIP, the Compensation Committee has complete discretion to make equitable adjustments (if any) in such manner as it deems appropriate with respect to such other event.
Clawback
All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by our Board or the Compensation Committee thereof or required by law during the term of service of the participant, to the extent set forth in such policy or applicable agreement.
Transferability of Awards
The Second A&R LTIP generally restricts the transfer of Awards, except for (1) transfer by will or the laws of descent and distribution, (2) to one or more members of a Participant’s immediate family or (3) pursuant to domestic order. Notwithstanding the foregoing, ISOs will not, under any circumstances, be transferable other than by will or the laws of descent and distribution.
Change in Control
Except to the extent otherwise provided in any applicable award agreement, in the event of a Change in Control (as defined in the Second A&R LTIP) or other changes in our outstanding Class A-1 Share by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Compensation Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in the Second A&R LTIP and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder: (i) accelerate the time of exercisability of an Award; (ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender to us by selected holders of some or all of the outstanding Awards held by such holders in exchange for payment therefor based on the amount payable to stockholders in connection with such transaction or (iii) make such adjustments to Awards then outstanding as the Compensation Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof); provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this treatment in the foregoing sentence shall only apply to the extent it is not in conflict with the treatment upon an Adjustment Event.
Duration, Termination and Amendment
Our Compensation Committee may terminate or amend the Second A&R LTIP at any time; provided, however, (i) no such change may be made that would materially adversely alter or impair the rights of a Participant with respect to an Award theretofore granted without the consent of such Participant and (ii) that the committee will not, without the approval of our stockholders, amend the Second A&R LTIP in any manner that requires stockholder approval. Unless sooner terminated, the Second A&R LTIP will expire on November 20, 2029.
U.S. Federal Income Tax Consequences
The following is a general summary under current law of certain U.S. federal income tax consequences to participants who are citizens or individual residents of the United States relating to the types of equity awards that may be granted under the Second A&R LTIP. This summary addresses general tax principles and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed.
Nonstatutory Stock Options, SARs. Participants will not realize taxable income upon the grant of an Option or an SAR. Upon the exercise of a Nonstatutory Option or an SAR, a Participant will recognize ordinary compensation income (subject to withholding if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the shares of Class A-1 common stock received, over (ii) the exercise price or grant price of the Award, as applicable. A Participant will generally have a tax basis in any shares of Class A-1 common stock received pursuant to the exercise of a Nonstatutory Option or SAR that equals the fair market value of such shares of Class A-1 common stock on the date of exercise. When a Participant sells the shares of Class A-1 common stock acquired as a result of the exercise of a Nonstatutory Option or SAR, any appreciation (or depreciation) in the value of the shares of Class A-1 common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The shares of Class A-1 common stock must be held for more than twelve months to qualify for long-term capital gain treatment.
Incentive Stock Options. Neither the grant nor the exercise of an ISO will cause a Participant to recognize taxable income on the grant of an ISO. Upon the exercise of an ISO, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of Class A-1 common stock received upon exercise of the ISO (“ISO Shares”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year. Upon the disposition of ISO Shares that have been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Shares. However, if a Participant disposes of ISO Shares that have not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Shares at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm’s-length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Shares. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Shares on the exercise date. If the exercise price paid for the ISO Shares exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Other Awards: Cash Awards, RSUs, Restricted Stock and Class A-1 Share Awards. A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash Award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. Individuals will not have taxable income at the time of grant of an RSU Award, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or shares of Class A-1 common stock in settlement of the RSU Award, as applicable, in an amount equal to the cash or the fair market value of the shares of Class A-1 common stock received.
A recipient of Restricted Stock or an Award of unrestricted shares of Class A-1 common stock generally will be subject to tax at ordinary income tax rates on the fair market value of the shares of Class A-1 common stock when received, reduced by any amount paid by the recipient; however, if the shares of Class A-1 common stock are not transferable and are subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of Class A-1 common stock (i) when the shares of Class A-1 common stock first become transferable and are no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code or (ii) when the Award is received, in cases where a Participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares of Class A-1 common stock are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares of Class A-1 common stock. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.
In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m), as applicable, and the relevant income tax regulations. Code Section 162(m) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. We may from time to time pay compensation to our executives that may not be deductible if our Compensation Committee believes that doing so is in the best interests of our stockholders.
ERISA Information. The Second A&R LTIP is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Effect on Current Stockholders if the Second A&R LTIP is Not Approved
If our stockholders do not approve the Second A&R LTIP, our plans to operate our business would be materially adversely affected because we otherwise may not have sufficient shares available under our A&R LTIP to attract and retain new employees or to motivate and retain our existing employees. Additionally, if the shares available for grant under the A&R LTIP are not increased, we may need to use inducement awards—without a stockholder approved plan—to grant awards to newly hired employees and find other ways to retain our current employees, as they are not eligible to receive non-plan awards due to rules put in place by NYSE with respect to non-stockholder approved plans. This could require us to offer material cash-based incentives as well as annual cash incentive bonus plans for our eligible officers rather than utilizing performance awards to compete for talent, which could have a significant impact upon our quarterly results of operations and balance sheet. Moreover, this would not be competitive with most of our peer companies with which we compete for talent. We believe that a cash-based incentive program for all of our executive leadership would not have significant long-term retention value and would not serve to align our employees’ interests as closely with those of our stockholders in the absence of equity incentives.
Our future success depends heavily on our ability to attract and retain high caliber employees. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for us to hire and motivate the quality personnel we need to compete.
For these reasons, we request that our stockholders approve the Second A&R LTIP. If the Second A&R LTIP is not approved, we do not expect to be able to offer competitive equity packages to retain our current employees and hire new employees.

Interests of Certain Persons in the Second A&R LTIP
Our executive officers and members of our Board have an interest in this proposal by virtue of their being eligible to receive equity awards under the Second A&R LTIP.
As discussed in further detail in the section titled “Director Compensation” of this proxy statement, under our current non-employee director compensation practices and subject to approval by our Board, each non-employee director (other than the Chairman and the Vice Chairman) will receive an annual RSU grant with a grant date value of $140,000, our Chairman will receive an annual RSU grant with a grant date value of $310,000 and our Vice Chairman will receive an annual RSU grant with a grant date value of $300,000.
It is not possible to determine the benefits that will be received by participants in the Second A&R LTIP, including our NEOs and our non-employee directors, in the future because all grants are made in the discretion of our Board or our Compensation Committee. Neither our Board nor our Compensation Committee has approved any awards that are conditioned upon stockholder approval of the Second A&R LTIP.
Other than as described herein, we do not believe that our executive officers or directors have substantial interests in this proposal that are different from or greater than those of any other of our stockholders.
Required Vote
The approval of the Second A&R LTIP will require the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
Recommendation of the Board
OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SECOND AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN.

PROPOSAL 5: ADVISORY VOTE ON EXECUTIVE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS
Under the Dodd-Frank Act, our stockholders are entitled to vote at the Annual Meeting to provide advisory approval of the compensation of our NEOs as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall total compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our Board or the Compensation Committee.
As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract and retain superior employees in key positions to enable our Company to succeed in the highly competitive market for talent, while simultaneously aligning actual pay to Company performance and stockholder returns. We intend to provide a competitive target compensation package to our executives, tie a significant portion of pay to performance and utilize programs that align the interests of our executives with those of our stockholders. Our Compensation Committee and our Board believe that our executive compensation program fulfills these goals and is reasonable, competitive and appropriately aligned with our Company performance and the performance of our executives. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future.
We are asking our stockholders to indicate their support for the advisory approval of Accel’s executive compensation as described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the Company’s executive compensation as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other related tables and disclosure.”
While this advisory vote is non-binding, our Board values the opinions that stockholders express in their votes and will, as a matter of good corporate practice, take into account the outcome of the vote when considering future compensation decisions.
Required Vote
Stockholder approval, on an advisory basis, of this Proposal Two will require the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
Recommendation of the Board
OUR BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF ACCEL’S EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2024, with our management. The Audit Committee has discussed with its independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written communications from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. Based on the foregoing, the Audit Committee has recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
By: The Audit Committee
David W. Ruttenberg (Chair)
Eden Godsoe
Kathleen Philips
The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 6: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2025, and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee has the discretion to select a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and our stockholders. We anticipate that representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
Aggregate fees billed to the Company for audit services rendered by KPMG LLP for the audits of the Company’s annual financial statements for 2024 and 2023 and other services rendered by KPMG LLP during 2024 and 2023 are as follows:

	2024	2023
Audit fees	$3,209,350	$3,032,700
Audit-related fees	—	—
Tax fees	—	—
All other fees (1)	117,085	—
Total	$3,326,435	$3,032,700
(1)“All other fees” includes all fees paid that are not audit, audit-related, or tax services. These fees relate to permissible advisory services.
Audit Committee Pre-Approval Policies and Procedures
Our Audit Committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.
All of the services provided by KPMG LLP described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.
Vote Required
Ratification of the appointment of KPMG LLP to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2025, will require the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

PROPOSAL 7: ADJOURNMENT OF ANNUAL MEETING
If at the Annual Meeting, the number of shares of Class A-1 common stock present or represented and voting in favor of the proposals presented at the Annual Meeting is insufficient to approve any of the proposals, our management may move to adjourn the Annual Meeting to a later date or dates, if necessary or appropriate, in order to enable our Board to solicit additional proxies in favor of the proposals. In that event, you will be asked to vote only upon this proposal to adjourn, postpone or continue the Annual Meeting and not on any other proposals.
In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of adjourning, postponing, or continuing the Annual Meeting and any later adjournments. If our stockholders approve this proposal, we could adjourn, postpone, or continue the Annual Meeting, and any adjourned session of the Annual Meeting, to use the additional time to solicit additional proxies in favor of the proposals, including the solicitation of proxies from stockholders that have previously voted against a proposal. Among other things, approval of this proposal could mean that, even if proxies representing a sufficient number of votes against the proposals have been received, we could adjourn, postpone, or continue the Annual Meeting without a vote on the proposals and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the proposals.
Vote Required
The approval of this proposal to adjourn, postpone or continue the Annual Meeting requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting.
If this proposal is not approved by our stockholders, our Board may not be able to adjourn the Annual Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the other proposals presented at the Annual Meeting.
Recommendation of the Board
OUR BOARD RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF THE ANNUAL MEETING TO A LATER DATE OR DATES, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES TO ADOPT THE PROPOSALS.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans
The following table includes information as of December 31, 2024, for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)(2)	3,469,912	$11.89	2,288,606
Equity compensation plans not approved by securityholders	n/a	n/a	n/a
(1)Includes our 2016 Plan and the A&R LTIP.
(2)Includes 2,288,606 shares of common stock available for issuance under the A&R LTIP, as of December 31, 2024. There are no shares of common stock available for issuance under our 2011 Plan or our 2016 Plan, but these plans continue to govern the terms of equity awards granted thereunder.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our Class A-1 common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Directors, executive officers, and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of these reports filed by the Company’s officers, directors and stockholders, and written representations from our executive officers and directors that they filed such reports, we believe that our officers, directors, and stockholders complied with all filing requirements under Section 16(a) of the Exchange Act on a timely basis during fiscal year 2024, except for the following transactions, which were reported late:
•A Form 4 with respect to sales of shares of our Class A-1 common stock by Karl Peterson, which was effected pursuant to a Rule 10b5-1 trading plan, on January 10, 2024;
•A Form 4 with respect to a grant of RSUs to Christen Kozlik on May 15, 2024; and
•A Form 4 with respect to sales of shares of our Class A-1 common stock by David W. Ruttenberg, which was effected pursuant to a Rule 10b5-1 trading plan, on August 15, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of April 14, 2025, regarding the beneficial ownership of the Company’s Class A-1 common stock by:
•each person known to be the beneficial owner of more than 5% of the outstanding shares of Class A-1 common stock;
•each director and named executive officer of the Company; and
•all current executive officers and directors as a group.
The information below is based on an aggregate of [84,927,240] shares of Class A-1 common stock issued and outstanding as of April 14, 2025. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if she, he or it possesses sole or shared voting or investment power over that security, including RSUs that will vest within 60 days and options that are currently exercisable or will vest and become exercisable within 60 days.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Class A-1 common stock beneficially owned by the individuals below:

Name and Address of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Class A-1 Common Stock
5% Stockholders:
Clairvest (2)	16,898,868	19.90%
Darlington Partners Capital Management, LP (3)	8,098,349	9.54%
Greenvale Capital LLP (4)	5,848,302	6.89%
BlackRock, Inc.(5)	4,347,807	5.12%
Executive Officers and Directors:
Andrew Rubenstein (6)	9,112,456	10.63%
Mathew Ellis (7)	168,405	*
Derek Harmer (8)	525,650	*
Mark Phelan (9)	432,362	*
Scott Levin	—	*
Karl Peterson (10)	2,438,938	2.87%
Gordon Rubenstein (11)	1,951,177	2.30%
Eden Godsoe	58,779	*
Cheryl Kondra	—	*
Kathleen Philips	40,000	*
Dee Robinson	—	*
Kenneth B. Rotman (12)	—	*
David W. Ruttenberg (13)	1,088,616	1.28%
All current executive officers and directors as a group (13 persons)(14)	15,816,383	18.30%
*Less than 1 percent.

(1)Unless otherwise noted, the business address of each of the persons and entities listed above is 140 Tower Drive, Burr Ridge, IL 60527.
(2)Includes shares beneficially owned by Clairvest Equity Partners V-A Limited Partnership, Clairvest Equity Partners V Limited Partnership and CEP V Co-Investment Limited Partnership. The address of each of the foregoing is c/o Clairvest Group Inc., 22 St. Clair Avenue East, Suite 1700, Toronto, Ontario, Canada M4T 2S3.
(3)Based solely on information contained in Amendment No. 4 to a Schedule 13G filed with the SEC jointly by Darlington Partners Capital Management, LP (“DPCM LP”), Darlington Partners GP, LLC (“DP GP”), Scott W. Clark, Ramsey B. Jishi and Darlington Partners, L.P. (“Darlington”) on January 31, 2024. Of the shares beneficially owned, DPCM LP, DP GP, Darlington, Mr. Clark and Mr. Jishi reported that each had sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 8,098,349 shares. DPCM LP is the investment adviser of private investment funds, including Darlington (together, the “Funds”). DP GP is the general partner of DPCM LP and the Funds. Mr. Clark and Mr. Jishi are the managers of DP GP. The address for each of the Reporting Persons is 300 Drakes Landing Road, Suite 250, Greenbrae, CA 94904.
(4)Based solely on information contained in Amendment No. 1 to a Schedule 13G filed with the SEC by Greenvale Capital LLP (“Greenvale”) on February 14, 2023. Of the shares beneficially owned, Greenvale reported that it had sole voting and dispositive power with respect to 5,848,302 shares and shared voting and dispositive power with respect to 0 shares. Greenvale, an English limited liability partnership, serves as an investment manager to certain funds and accounts that hold the shares. The address of the principal business office of Greenvale is 1st Floor, 1 Vere Street, London W1G 0DF, United Kingdom.
(5)Based solely on information contained in a Schedule 13G filed with the SEC by Blackrock, Inc. (“Blackrock”) on January 29, 2024. Of the shares beneficially owned, Blackrock reported that it had sole voting power with respect to 4,697,185 shares, sole dispositive power with respect to 4,831,724 shares and shared voting and dispositive power with respect to 0 shares. The address of the principal business office of Blackrock is 50 Hudson Yards, New York, NY 10001.
(6)Includes 4,286,146 shares beneficially owned by Mr. Rubenstein through Harry R, LLC, and 786,082 shares issuable upon settlement of RSUs that will vest within 60 days of April 14, 2025 and pursuant to options that are currently exercisable or may be exercised within 60 days of April 14, 2025.
(7)Includes 87,280 shares issuable upon settlement of RSUs that will vest within 60 days of April 14, 2025 and pursuant to options that are currently exercisable or may be exercised within 60 days of April 14, 2025.
(8)Includes 307,875 shares issuable upon settlement of RSUs that will vest within 60 days of April 14, 2025 and pursuant to options that are currently exercisable or may be exercised within 60 days of April 14, 2025.
(9)Includes 216,847 shares issuable upon settlement of RSUs that will vest within 60 days of April 14, 2025 and pursuant to options that are currently exercisable or may be exercised within 60 days of April 14, 2025.
(10)Includes 2,438,938 shares beneficially owned by Mr. Peterson through Peterson Capital Partners, L.P. Peterson Capital Partners, L.P.’s address if 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(11)Includes 1,795,627 shares beneficially owned by Mr. Rubenstein through Fund Indy LLC, The PrivateBank & Trust Company, as Custodian of the Gordon Rubenstein SEP RIA, and Gordon S. Rubenstein and Krista M. Ramonas Joint Revocable Trust.
(12)The address of Mr. Rotman is c/o Clairvest Group Inc., 22 St. Clair Avenue East, Suite 1700, Toronto, Ontario, Canada M4T 2S3. Mr. Rotman is the controlling stockholder of Clairvest.
(13)Includes shares beneficially owned by Mr. Ruttenberg, solely as trustee, or his successors in trust, of the David W. Ruttenberg Revocable Trust, as now or hereafter amended, and trough Crilly Court Trust and Grant Place Fund LLC.
(14)Includes (i) 14,328,299 shares held directly and indirectly by all current directors and current executive officers of the Company as a group and (ii) 1,488,084 shares held directly by all current directors and executive officers of the Company as a group issuable upon settlement of RSUs that will vest within 60 days of April 14, 2025 and pursuant to options that are currently exercisable or may be exercised within 60 days of April 14, 2025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than as described in “—Executive Compensation” the following is a summary of transactions since January 1, 2024, to which Accel has been a participant, in which:
•the amount involved exceeded or will exceed $120,000; and
•any of its directors, executive officers, or holders of more than 5% of its Class A-1 common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section entitled “Executive Compensation.”
Indemnification Agreements
We have entered into indemnity agreements with each of our directors and executive officers. Each indemnity agreement provides that, subject to limited exceptions, and among other things, Accel will indemnify the director or officer to the fullest extent not prohibited by the provisions of its bylaws and the Delaware General Corporation Law for claims arising in his or her capacity as our director or officer.
Review, Approval or Ratification of Transactions with Related Persons
The Board adopted a written related party transactions policy and charters of its Audit Committee and Nominating and Corporate Governance Committee that require that any transaction with a related person that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by the Audit Committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by the Nominating and Corporate Governance Committee.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our Company wishes to have included in the proxy statement in connection with our 2026 Annual Meeting of Stockholders must be submitted to us no later than December 22, 2025.
In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending December 31, 2025 but not submitted for inclusion in the proxy statement for our 2026 Annual Meeting of Stockholders pursuant to Rule 14a-8, must be received by us no earlier than February 6, 2026 and no later than March 8, 2026, unless we change the date of our 2025 annual meeting more than 30 days before or more than 60 days after June 6, 2026, in which case stockholder proposals must be received by us not later than the later of the 90th day prior to the date of the 2026 annual meeting or the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All stockholder proposals must include the specified information described in our bylaws and follow the procedures outlined in Rule 14a-8 under the Exchange Act. Stockholders are advised to review the bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and nominations.
In addition to satisfying the requirements under our bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 7, 2026.
Proposals and other items of business should be directed to the attention of the Chief Legal Officer and Corporate Secretary at our principal executive offices, 140 Tower Drive, Burr Ridge, Illinois 60527.

OTHER MATTERS
We know of no other matters to be submitted at the meeting other than those previously mentioned. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board may recommend.
Dated: April 21, 2025

APPENDIX A
DECLASSIFICATION AMENDMENT FOR ACCEL ENTERTAINMENT, INC.

Amend Article V as follows:

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Term. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws. Subject to the provisions of this Amended and Restated Certificate of Incorporation relating to the rights of any series of Preferred Stock as provided for or fixed pursuant to the provisions of ARTICLE IV or Section 5.5 hereof, t~~T~~he Board shall be and is comprised of directors divided into ~~three~~ the following classes: the 2025 Class, the 2026 Class and the 2027 Class (each as defined below); provided that such division shall terminate at the 2027 annual meeting of the stockholders of the Corporation ~~(Class 1, Class 2 and Class 3) as nearly equal in number as the then total number of directors constituting the entire Board permits.~~ Subject to the provisions of this Amended and Restated Certificate of Incorporation relating to the rights of any series of Preferred Stock as provided for or fixed pursuant to the provisions of ARTICLE IV or Section 5.5 hereof, commencing with the 2025 annual meeting of the stockholders of the Corporation, directors of the Corporation other than those in the 2026 Class and 2027 Class (each as defined below) shall be elected for a term of one year, expiring at the succeeding annual meeting of the stockholders of the Corporation. Each director of the Corporation serving in the class elected at the 2025 annual meeting of the stockholders of the Corporation shall serve for a one-year term expiring at the 2026 annual meeting of the stockholders of the Corporation (the “2025 Class”), notwithstanding that such director may have been elected for a term that extended beyond the date of such annual meeting, each director of the Corporation serving in the class elected at the 2023 annual meeting of the stockholders of the Corporation shall serve for a three-year term expiring at the 2026 annual meeting of the stockholders of the Corporation (the “2026 Class”), and each director of the Corporation serving in the class elected at the 2024 annual meeting of the stockholders of the Corporation shall serve for a three-year term expiring at the 2027 annual meeting of the stockholders of the Corporation (the “2027 Class”), including any person appointed to fill a vacancy or newly created directorship occurring in the 2025 Class, the 2026 Class or the 2027 Class (each of whom shall be deemed to be a member of the class of directors in which the vacancy or newly created directorship occurred) and shall continue to hold office until the end of the term for which such director was elected or appointed, as applicable. Subject to the provisions of this Amended and Restated Certificate of Incorporation relating to directors elected by the holders of one or more series of Preferred Stock as provided for or fixed pursuant to the provisions of ARTICLE IV or Section 5.5 hereof, (a) commencing with the 2025 annual meeting of the stockholders of the Corporation, all directors of the Corporation other than those in the 2026 Class and the 2027 Class will be elected for a term of one year, (b) commencing with the 2026 annual meeting of the stockholders of the Corporation, all directors of the Corporation other than those in the 2027 Class will be elected for a term of one year and (c) commencing with the 2027 annual meeting of the stockholders of the Corporation, all directors of the Corporation will be elected for a term of one-year. In all cases, each director shall serve ~~The Board shall be permitted to determine which directors it will place into the three classes. Each director shall serve a staggered three-year term, and the initial directors in Class 1 shall be appointed to hold office until the first annual meeting of stockholders occurring after the date of the Filing, the initial directors in Class 2 shall be appointed to hold office until the second annual meeting of stockholders occurring after the date of the Filing and the initial directors in Class 3 shall be appointed to hold office until the third annual meeting of stockholders occurring after the date of the Filing. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the date of the effectiveness of this Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, retirement,~~

~~disqualification or removal. If the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and~~ until his or her successor has been duly elected and qualified subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. In no case shall a decrease in the number of directors of the Corporation shorten the term of any incumbent director.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office (i) for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred (subject to the declassification provisions in Section 5.2 hereof) or (ii) following the termination of the classification of the Board, for a term expiring at the next annual meeting of the stockholders of the Corporation, and, in either case, until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.2, Section 5.5 and Section 7.4(b) hereof and except as otherwise required by this Amended and Restated Certificate, by and among the Corporation and the other parties named therein, each director serving in a class of directors for a term expiring at the third annual meeting of the stockholders of the Corporation following the election of such class ~~any or all of the directors~~ may be removed from office at any time for cause by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and all other directors may be removed from office at any time with or without cause by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock Directors. Notwithstanding any other provision of this ARTICLE V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in ~~any of the classes~~ the 2025 Class, the 2026 Class or the 2027 Class created pursuant to this ARTICLE V unless expressly provided by such terms.

Section 5.6 Election. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

APPENDIX B
OFFICER EXCULPATION AMENDMENT FOR ACCEL ENTERTAINMENT, INC.

Amend Article IX as follows:

ARTICLE IX
LIMITED LIABILITY; INDEMNIFICATION

Section 9.1 Limitation of Director and Officer Liability. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director or officer, respectively, ~~as a director,~~ except for any liability (a) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) of a director under Section 174 of the DGCL ~~or~~, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) of an officer in any action by or in the right of the Corporation. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 9.1 by the stockholders of the Corporation or by law shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

APPENDIX C
Accel Entertainment, Inc.
Second Amended and Restated Long Term Incentive Plan

1. Purpose. The purpose of the Second Amended and Restated Accel Entertainment, Inc. Long Term Incentive Plan (the “Plan”) is to provide a means through which (a) Accel Entertainment, Inc., a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons as employees, directors and consultants, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b) “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard.

(c) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, or Substitute Award, together with any other right or interest, granted under the Plan.

(d) “Award Agreement” means any written instrument, which may be in electronic form (including any employment, severance or change in control agreement), that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash Award” means an Award denominated in cash granted under Section 6(i).

(g) “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i) The consummation of an agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by any Person, of 50% or more of either (x) the then outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii) Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change in Control for purposes of such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(h) “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(j) “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(k) “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(l) “Effective Date” means November 20, 2019.

(m) “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any of its Affiliates, and any other person who provides services to the Company or any of its Affiliates, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a)(1) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(o) “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported);
(ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(p) “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date and any other individual who becomes a director of the Company after the Effective Date and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

(q) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(r) “Nonqualified Deferred Compensation Rules” means the limitations or requirements of Section 409A of the Code.

(s) “Nonstatutory Option” means an Option that is not an ISO.

(t) “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

(u) “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 6(h).

(v) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(w) “Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity; a Person, together with that Person’s Affiliates and Associates (as those terms are defined in Rule 12b-2 under the Exchange Act, provided that “registrant” as used in Rule 12b-2 shall mean the Company), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Company with such Person, shall be deemed a single “Person.”

(x) “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(y) “Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(z) “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

(aa) “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(bb) “SAR” means a stock appreciation right granted to an Eligible Person under Section 6(c).

(cc) “SEC” means the Securities and Exchange Commission.

(dd) “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(ee) “Stock” means the Company’s Class A-1 Common Stock, par value $0.0001 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

(ff) “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).

(gg) “Substitute Award” means an Award granted under Section 6(j).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i) designate Eligible Persons as Participants;

(ii) determine the type or types of Awards to be granted to an Eligible Person;

(iii) determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv) determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

(v) modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi) determine the treatment of an Award upon a termination of employment or other service relationship;

(vii) impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii) interpret and administer the Plan and any Award Agreement;

(ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.

(b) Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

(c) Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, however, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

(d) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e) Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Company’s Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4. Stock Subject to Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, 10,000,000 shares of Stock are reserved and available for delivery with respect to Awards, and such total shall be available for the issuance of shares upon the exercise of ISOs.

(b) Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards. If all or any portion of an Award (including, for the avoidance of doubt, Awards granted prior to the First A&R Effective Date or the Second A&R Effective Date) expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated without the actual delivery of shares (Awards of Restricted Stock shall not be considered “delivered shares” for this purpose), the shares of Stock subject to such Award (including (i) shares forfeited with respect to Restricted Stock, and (ii) the number of shares withheld or surrendered to the Company in payment of taxes relating to Awards other than Options and SARs) shall again be available for delivery with respect to Awards. Notwithstanding the foregoing, (A) the number of shares tendered or withheld in payment of the Exercise Price of any Option or SAR or taxes relating to an Option or an SAR, (B) shares that were subject to an Option or an SAR but were not issued or delivered as a result of the net settlement or net exercise of such Option or SAR, (C) shares repurchased on the open market with the proceeds of an Option’s Exercise Price will not, in each case, be available for Awards and (D) shares surrendered or withheld by the Company or any Affiliate, as applicable, pursuant to Section 9(a) herein, in payment of taxes relating to an Award will not be available for future Awards under the Plan to the extent such shares are withheld in an amount greater than the minimum statutory rate in the Participant’s relevant tax jurisdiction(s). If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.

(d) Shares Available Following Certain Transactions. Substitute Awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines shall not reduce the shares authorized for issuance under the Plan or the limitations on grants to non-employee members of the Board under Section 5(b), nor shall shares subject to such Substitute Awards be added to the shares available for issuance under the Plan as provided above (whether or not such Substitute Awards are later cancelled, forfeited or otherwise terminated). Additionally, in the event that a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may, if and to the extent determined by the Board and subject to compliance with applicable stock exchange requirements, be used for Awards under the Plan and shall not reduce the shares authorized for issuance under the Plan (and shares subject to such Awards shall not be added to the shares available for issuance under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not, prior to such acquisition or combination, employed by (and who were not non-employee directors or consultants of) the Company or any of its subsidiaries immediately prior to such acquisition or combination.

(e) Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5. Eligibility. Awards may be granted under the Plan only to Eligible Persons.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Without limiting the scope of the preceding sentence, the Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to an Award, and any such performance goals may differ among Awards granted to any one Participant or to different Participants. To the extent provided in an Award Agreement, the Committee may exercise its discretion to reduce or increase the amounts payable under any Award.

(b) Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i) Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant).

(ii) Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

(c) SARs. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i) Right to Payment. An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii) Grant Price. Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR.

(iii) Method of Exercise and Settlement; Other Terms. The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

(iv) Rights Related to Options. An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i) Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except as provided in Section 7(a)(iii) and Section 7(a)(iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock. Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

(i) Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

(ii) Settlement. Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(f) Stock Awards. The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Options, SARs, Restricted Stock or a Stock Award). The Committee may provide that Dividend Equivalents may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates of the Company. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

(i) Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(j) Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an Eligible Person to receive payment from the Company or an Affiliate. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option, SAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, another Award, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

7. Certain Provisions Applicable to Awards.

(a) Limit on Transfer of Awards.

(i) Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii) Except as provided in Sections 7(a)(i), (iii) and (iv), no Award and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii) To the extent specifically provided by the Committee, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iv) An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c) Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

(d) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e) Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8. Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a) Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c) Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(d) Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e) Change in Control and Other Events. Except to the extent otherwise provided in any applicable Award Agreement, in the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i) accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to an SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration; or

(iii) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof); provided, however, that Awards subject to performance conditions shall be treated as provided in the applicable Award Agreement; provided, further, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9. General Provisions.

(a) Tax Withholding. The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as
(i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Affiliates, (ii) interfering in any way with the right of the Company or any of its Affiliates to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c) Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Delaware.

(d) Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e) Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

(f) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

(g) Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

(h) Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i) Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j) Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the

Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

(k) Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l) Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

(m) Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n) Plan Effective Date and Term. The Plan originally became effective on the Effective Date. A first amendment and restatement of the Plan subsequently became effective on May 4, 2023 (the “First A&R Effective Date”). The second amendment and restatement of this Plan as approved by the Board on February 27, 2025 will become effective on the date it is approved by the Company’s stockholders (the “Second A&R Effective Date”). No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10. Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

ACCEL ENTERTAINMENT.

ACCEL ENTERTAINMENT, INC.
140 TOWER DRIVE
BURR RIDGE, IL 60527

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V65890-P31762

ACCEL ENTERTAINMENT, INC.
Annual Meeting of Stockholders
June 6, 2025 at 1:00 PM, Central Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Andrew Rubenstein, Scott Levin and Derek Harmer, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A-1 Common Stock of ACCEL ENTERTAINMENT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, Central Time, June 6, 2025, virtually at www.virtualshareholdermeeting.com/ACEL2025.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side